Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT
dated as of
January 31, 2023

by and between
Deluxe Small Business Sales, Inc.

as Seller
and
HostPapa, Inc.

as Buyer

i

(continued)
Page

(continued)
Page

Exhibits
Exhibit A    -    Form of Bill of Sale & Assignment and Assumption Agreement
Exhibit B    -    Transaction Accounting Principles
Exhibit C    -    Allocation Schedule

STOCK AND ASSET PURCHASE AGREEMENT
THIS STOCK AND ASSET PURCHASE AGREEMENT is made as of January 31, 2023 (this “Agreement”), by and between Deluxe Small Business Sales, Inc., a Minnesota corporation (“Seller”), and HostPapa, Inc., an Ontario corporation (“Buyer”).
RECITALS
WHEREAS, Seller, directly or indirectly through the Purchased Companies, is engaged in the Business;
WHEREAS, Seller directly or indirectly owns one hundred percent (100%) of the issued and outstanding equity interests (the “Purchased Equity Interests”) in each of the entities listed on Schedule 3.2(a) (each, a “Purchased Company,” and, collectively, the “Purchased Companies”);
WHEREAS, the Seller Entities own the Transferred Assets;
WHEREAS, the Parties desire that, at the Closing, (i) Seller shall directly or indirectly sell and transfer to Buyer, and Buyer shall purchase directly or indirectly from Seller, all of the Purchased Equity Interests, and (ii) Seller shall, and shall cause the other Seller Entities to, sell and transfer to Buyer, and Buyer shall purchase from Seller and the other Seller Entities, all of their right, title and interest in the Transferred Assets and Buyer shall assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;
WHEREAS, in connection therewith, Buyer, Seller and certain of their respective Affiliates intend to enter into the Ancillary Agreements at or prior to the Closing Date; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I. CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:
“Adjusted Closing Purchase Price” has the meaning provided such term in Section 2.5(f).
“Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) the Working Capital minus (b) the Target Working Capital; provided that if such amount is neither greater than twenty-five thousand dollars ($25,000) nor less than negative twenty-five thousand dollars (– $25,000), the Adjustment Amount shall be zero dollars ($0) for all purposes hereunder.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, “control”, when used with respect to any specified Person, means (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting power of securities or other evidence of ownership interest in such Person or (b) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controls” and “controlled” have meanings correlative to the foregoing. As used in this Agreement, the term “Affiliate” shall, with respect to Buyer for all periods following the consummation of the Transactions, include each Purchased Company to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement; provided that no Purchased Company shall be deemed to be an “Affiliate” of Buyer unless and until legal title to the Purchased Equity Interests of such Person has, directly or indirectly, transferred to Buyer in accordance with the terms and provisions of this Agreement and any applicable Local Purchase Agreements.
“Agreement” has the meaning provided such term in the preamble to this Agreement.
“Allocation” has the meaning provided such term in Section 2.6(a).
“Allocation Schedule” has the meaning provided such term in Section 2.6(a).
“Ancillary Agreements” means the Transition Services Agreement and the Bill of Sale & Assignment and Assumption Agreement.
“Approvals” has the meaning provided such term in Section 3.4.
“Assumed Liabilities” means all of the following Liabilities of the Seller Entities:
a.    Liabilities arising out of or relating to the Business and the ownership, operation or use of the Transferred Assets from and after the Closing Date;
b.    Liabilities to the extent required to be performed on or after the Closing under the Transferred Business Contracts or Transferred Permits (other than those arising out of or relating to any breach that occurred prior to the Closing);
c.    Liabilities to the extent relating to Taxes attributable to or imposed on the Business, the Purchased Companies, the Transferred Assets or the Straight Trade Credits for any Post-Closing Tax Period;
d.    Liabilities for Taxes for which Buyer is responsible pursuant to Section 5.9;
e.    Liabilities assumed by or agreed to be performed by Buyer pursuant to this Agreement or any of the Ancillary Agreements;
f.    Liabilities relating to the Transferred Employees arising on or after, or with respect to any period (or portion thereof) commencing on or after, the Closing Date;
g.    Liabilities associated with purchase orders or other commitments related to the Transferred Business Contracts that remain unfulfilled as of the Closing;
h.    Liabilities for manually accrued trade and accounts payable under any Transferred Business Contracts with Business vendors that remain unpaid and are not delinquent as of the Closing Date and that are reflected in the Working Capital; and
i.    Liabilities set forth in Schedule 1.1(a).
“Available Insurance Policies” means all liability insurance policies (excluding Plans and any captive or self-insurance program) issued by unaffiliated third parties that are in effect immediately prior to the Closing and are owned or held by or issued in favor of any Seller Entity or any Purchased Company that cover the Business or the Transferred Assets.
“Base Purchase Price” means an amount in cash equal to $42,000,000.
“Bill of Sale & Assignment and Assumption Agreement” means the Bill of Sale & Assignment and Assumption Agreement for the Transferred Assets and Assumed Liabilities, by and between Seller, on behalf of the Seller Entities, on the one hand, and Buyer, on the other hand, in substantially the form attached hereto as Exhibit A.
“Business” means the business of providing (a) shared webhosting solutions and related web services and business communication tools to small and medium-sized business customers, (b) hosting and network management solutions focusing on colocation, dedicated severs and managed services under the ColoCrossing brand, (c) managed SaaS solutions and support for hosting in Windows environments under the Managed.com brand, (d) private-label web services and business communication tools to telecoms service providers and other resellers under the Hostopia brand, and (e) a web-based platform for the development, design and purchase of logos and related branding products for small and medium-sized business customers under the LogoMix brand, in each case as currently conducted by Seller or any of its Affiliates.
“Business Contracts” has the meaning provided such term in Section 3.5(a).
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York or the Province of Ontario or a federal holiday in the United States of America or Canada.
“Business Employee” means (a) an employee of any Seller Entity or any Purchased Company, in each case, who Seller has determined is exclusively dedicated to the Business and (b) each employee identified by name or employee number on Schedule 1.1(b), including, in each case, each such individual on long- or short-term disability, vacation, leave for workers’ compensation or any other leave of absence; provided, that the Business Employees shall not include any employee who is listed on Schedule 1.1(c). Schedule 1.1(b) may be updated by Seller at any time prior to the Closing (i) to add any additional employees who Buyer and Seller have mutually agreed should be included as “Business Employees” and (ii) to reflect new hires, terminations or other personnel changes, occurring during the period from the date of this Agreement until immediately prior to the Closing.
“Business Licensed Intellectual Property” means any and all Intellectual Property owned by a third party that is licensed or sublicensed or purported to be licensed or sublicensed, or for which such third party has granted or purported to have granted a covenant not to sue, to (a) a Purchased Company or (b) to a Seller Entity if, and only if, the Contract providing for such license, sublicense or covenant not to sue is included in the Transferred Business Contracts, in each case which is Related to the Business.
“Business Owned Intellectual Property” means all Transferred Owned Intellectual Property and all Intellectual Property owned by the Purchased Companies.

“Buyer” has the meaning provided such term in the preamble to this Agreement.
“Buyer Indemnified Parties” or “Buyer Indemnified Party” has the meaning provided such term in Section 8.1.
“Buyer 401(k) Plan” has the meaning provided such term in Section 5.10(h).
“Buyer’s Allocation Notice” has the meaning provided such term in Section 2.6(a).
“Cap” has the meaning provided such term in Section 8.1(b).
“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, in each case of such Person as of such time, including outstanding inbound checks, ACH credits and wire transfers.
“Claim Notice” has the meaning provided such term in Section 8.4(a).
“Closing” has the meaning provided such term in Section 2.3.
“Closing Cash Amounts” means the portion of the Cash Amounts of the Purchased Companies as of immediately prior to the Closing that exceed $3,000,000, determined in accordance with the Transaction Accounting Principles.
“Closing Date” has the meaning provided such term in Section 2.3.
“Closing Indebtedness” means the Indebtedness of the Purchased Companies as of immediately prior to the Closing, determined in accordance with the Transaction Accounting Principles.
“Closing Purchase Price” has the meaning provided such term in Section 2.2.
“Closing Statement” has the meaning provided such term in Section 2.5(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Costs” has the meaning provided such term in Section 7.2(c).
“Commercial Data” means any and all data collected or otherwise processed by the Seller Entities relating to a customer of the Business.
“Confidentiality Agreement” means that certain confidentiality agreement between Seller and Buyer dated August 1, 2022, as may be amended from time to time.
“Consent Deadline” has the meaning provided such term in Section 5.3(c).
“Contract” means any legally binding agreement, written commitment, arrangement, lease, license, understanding, contract, purchase order or service order.
“Copyrights” means copyrights, mask works and other rights of authorship, and all applications and registrations therefor which may be embodied in any work.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or similar occurrences.
“COVID Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, guidance, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Debt Financing” has the meaning provided such term in Section 5.16.
“Deductible” has the meaning provided such term in Section 8.1(a).
“Disclosure Schedules” means the schedules attached hereto.
“Dispute Notice” has the meaning provided such term in Section 2.5(c).
“Dispute Resolution Period” has the meaning provided such term in Section 2.5(c).
“Dollars” and “$” mean the lawful currency of the United States of America.
“Enforceability Exceptions” has the meaning provided such term in Section 3.3.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) the Estimated Working Capital minus (b) the Target Working Capital; provided that if such amount is neither greater than twenty-five thousand dollars ($25,000) nor less than negative twenty-five thousand dollars (– $25,000), the Estimated Adjustment Amount shall be zero dollars ($0) for all purposes hereunder.
“Estimated Closing Cash Amounts” has the meaning provided such term in Section 2.5(a).
“Estimated Closing Indebtedness” has the meaning provided such term in Section 2.5(a).
“Estimated Pre-Closing Reseller Conversion Amount” has the meaning provided such term in Section 2.5(a).
“Estimated Working Capital” has the meaning provided such term in Section 2.5(a).
“Excess Amount” has the meaning provided such term in Section 2.5(g).
“Excluded Assets” means any of the following assets and properties owned, leased or used by the Seller Entities and any asset of the Seller Entities that is not a Transferred Asset (but for greater certainty excluding the Purchased Equity Interests):
a.    Any and all assets related to the Plans;
b.    Any and all Cash Amounts;
c.    Any and all trade and accounts receivable;

d.    Any and all Intellectual Property, other than the Transferred Owned Intellectual Property;
e.    Any and all Commercial Data other than the Transferred Commercial Data;
f.    Any and all Information Technology other than the Transferred Information Technology;
g.    Any and all Contracts and portions of Contracts, other than the Transferred Business Contracts and the Transferred Real Property Leases;
h.    Any and all owned and leased real property and other interests in real property other than the Transferred Owned Real Property and the Transferred Leased Property;
i.    Any and all Tangible Personal Property other than the Transferred Tangible Personal Property;
j.    Any and all personnel files other than the Transferred Personnel Files;
k.    All Tax assets (including duty and tax refunds and prepayments) of Seller or any of its Affiliates;
l.    All Tax Returns of Seller or any of its Affiliates (other than a Purchased Company) and all books and records (including work papers) related thereto;
m.    All insurance policies and rights thereunder;
n.    Any and all Permits, other than the Transferred Permits;
o.    Any and all rights, claims, credits, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) or settlement agreements, in each case relating to or arising out of the Excluded Assets or Excluded Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller or any of its Affiliates to the extent in relation to any Excluded Assets), and the right to retain all proceeds and monies therefrom;
p.    (i) All attorney-client privilege and attorney work-product protection of Seller or associated with the Business as a result of legal counsel representing Seller or the Business in connection with the Transactions, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph and (iii) all documents maintained by Seller in connection with the Transactions, excluding all such documents to be transferred to Buyer by Seller hereunder; and
q.    Any and all other assets, business lines, properties, rights and claims of Seller or any of its Affiliates not Related to the Business.
“Excluded Liabilities” means all Liabilities of the Seller Entities that are not Assumed Liabilities, including the following:

a.    Liabilities arising out of or relating to the operation of the Business or the ownership, operation or use of the Transferred Assets before the Closing Date, including any trade and accounts payable that are not expressly included in the Assumed Liabilities;
b.    Liabilities for Taxes for which Seller is responsible pursuant to Section 5.9 and any other terms hereunder (if applicable);
c.    Liabilities to the extent arising out of or relating to any Excluded Asset; and
d.    All Indebtedness of the Seller Entities.
“Final Purchase Price” means an amount in cash equal to the sum of the Adjusted Closing Purchase Price, the First Deferred Payment Amount, the Post-Closing Reseller Conversion Amount (as finally determined in accordance Section 2.5(b) and Section 2.5(c)), and the Second Deferred Payment Amount.
“Financing Parties” means the financial institutions and other Persons that Buyer reasonably expects to provide debt financing to Buyer in connection with the transactions contemplated by this Agreement.
“First Deferred Payment Amount” has the meaning provided such term in Section 2.2(b)(ii).
“Fraud” means actual fraud committed by a Party hereto with a specific intent to deceive through a materially inaccurate representation or warranty of such Party contained in this Agreement; provided, that, at the time such representation was made, (a) the Party making such representation had actual knowledge and awareness of the material inaccuracy of such representation or warranty (as opposed to imputed or constructive knowledge) as of the date of this Agreement and (b) the other Party acted in reliance on such materially inaccurate representation and suffered a material loss as a result of such inaccuracy.
“Governmental Authority” means any government, political, subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental or quasi-governmental entity, and any court, tribunal, judicial or arbitral body or arbitrator, in each case whether federal, national, state, county, municipal or provincial, and whether local, foreign or multinational, and any subdivision of any of the foregoing.
“Governmental Filing Fees” means all filing fees and other amounts required by applicable Law to be paid to any Governmental Authority in connection with seeking and obtaining any approval, authority, consent, waiver or exemption from any Governmental Authority required to consummate the Transactions.
“Icon Agreement” means that certain Agreement dated as of June 25, 2021 by and between Deluxe Corporation and Icon International, Inc.
“Indebtedness” of any Person means: (a) all obligations of such Person for borrowed money, including with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds (but not surety bonds), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of such Person under letters of credit or similar instruments, (g) all capital lease obligations of such Person and (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing.
“Indemnification Dispute Notice” has the meaning provided such term in Section 8.4(b).
“Indemnified Party” has the meaning provided such term in Section 8.3(a).
“Indemnifying Party” has the meaning provided such term in Section 8.3(a).
“Independent Accounting Firm” has the meaning provided such term in Section 2.5(c).
“Information Technology” means any and all computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems hardware and other information technology equipment owned by any Seller Entity or any Purchased Company, but excluding any third-party Software licensed to any Seller Entity or any Purchased Company.
“Intellectual Property” means intellectual property rights, including such statutory or common law rights, worldwide, including (a) Trademarks, (b) Copyrights, (c) Patents, (d) Internet Properties, (e) Software, and (f) rights in databases and data, confidential know-how, trade secrets, and similar proprietary rights in computer software programs, confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, lists of suppliers, vendors, customers, distributors and business partners.
“Internet Properties” means World Wide Web addresses, Internet Protocol addresses owned by any Seller Entity and exclusively related to the Business, domain names, social media accounts and other identifiers used as or as part of, or to establish, an account name, screen name, nickname, “handle”, or other presence or identification on any social media or other Internet product, service, platform, application, tool or functionality (e.g., Twitter, Facebook, Instagram, Snapchat, YouTube, the comments section of a website), and including any of the foregoing that permits the posting or exchange of user generated content online and any applications and registrations for any of the foregoing.
“Knowledge” and any variations thereof or words to the same effect means: (a) with respect to Buyer, actual knowledge of those persons listed in Schedule 1.1(d), after inquiry by each person of a type consistent with such person’s past practice in the performance of his or her office or employment; and (b) with respect to Seller, actual knowledge of those persons listed in Schedule 1.1(e), after inquiry by each person of a type consistent with such person’s past practice in the performance of his or her office or employment.
“Law” means any national, state, provincial, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation, constitution, convention or treaty (including any Tax treaty), in each case promulgated, enacted or applied by a Governmental Authority.
“Liabilities” shall mean any and all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Proceeding, Law, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind, excluding any liens of any kind that are to be released at or prior to Closing.

“Local Purchase Agreement” means any agreement or instrument of conveyance or assumption (other than any Ancillary Agreement), in each case, in a form reasonably agreed between the Parties and their respective counsel, entered into or delivered in connection with the transfer or assumption, as applicable, of the Transferred Assets, the Purchased Equity Interests or the Assumed Liabilities, in any jurisdiction where such an agreement or instrument of conveyance or assumption is required by applicable Law.
“Losses” means losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable legal/attorneys’ and accountants’ fees and disbursements).
“Material Adverse Effect” means any change, circumstance, condition, state of facts, event or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or would reasonably be expected to have a materially adverse effect on the Business and the Transferred Assets, taken as a whole; provided, however, that none of the following, and no Effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(a)    any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);
(b)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, force majeure events, weather conditions, epidemics, plagues, pandemics (including COVID-19) or other outbreaks of illness or public health events and other similar events in the United States or any other country or region of the world;
(c)    the identity of, or any facts or circumstances relating to, Buyer or any of its Affiliates;
(d)    any action taken or refrained from being taken, in each case to which Buyer has expressly approved, consented to or requested in writing following the date of this Agreement; and
(e)    changes or proposed changes in U.S. GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing) after the date of this Agreement; except, in each case of clauses (a) and (b), to the extent that such Effect has had a materially disproportionate adverse effect on Seller and its Affiliates with respect to the Business relative to other comparable businesses operating in the industry in which Seller operates, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred.
“Non-Assignable Assets” has the meaning provided such term in Section 5.3.
“Organizational Documents” means charter, certificate of incorporation, articles of association, articles of incorporation, bylaws, operating agreement or similar formation or governing documents and instruments.

“Owned Real Property” has the meaning provided such term in Section 3.8(a).
“Parties” means Seller and Buyer.
“Patents” means U.S. and non-U.S. patents, patent applications, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing).
“Permits” means any permits, approvals, authorizations, consents, franchises, licenses or certificates issued by any Governmental Authority.
“Permitted Liens” means: (a) Liens for mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and similar liens arising or incurred in the ordinary course of business; (b) Liens for Taxes and other like assessments not yet due and payable and delinquent (or which may be paid without interest or penalties) or that are being contested in good faith by appropriate Proceedings; (c) bids, statutory obligations, surety and appeal bonds, performance bonds or other similar obligations incurred in the ordinary course of business of any Seller Entity or any Purchased Company; (d) Liens created by or pursuant to the Business Contracts or any Liens to which any Business Contract is expressly subject pursuant to the express terms and conditions of such Business Contract; (e) Liens arising out of judgments, so long as an appeal or proceeding for review is being pursued in good faith and such judgments or awards and the payment of which is covered by adequate reserves in accordance with U.S. GAAP, bonds or insurance, or is covered by other customary security; (f) deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money), rights of way or leases, or for purposes of like general nature in the ordinary course of business; (g) Liens arising under or created by any Permit or any Lien to which any Permit is expressly subject pursuant to the express terms and conditions of the Permit; (h) Liens securing payment of premiums on insurance and related expenses; (i) with respect to any real property interests (A) those exceptions and exclusions set forth in any title reports or commitments with respect to such real property interests, or which would not be covered by any title policy with respect to such real property interests, (B) matters that would be disclosed by an inspection or survey of such real property, (C) all building, land use, entitlement and zoning codes, environmental Laws and other applicable Laws (including any statutory exceptions and/or qualifications to title) heretofore, now or hereafter enacted, made or issued, (D) all rights with respect to the ownership, mining, extraction and removal of oil, gas or minerals of whatever kind and character (including any rights to gravel, hard rock aggregate, or water extraction) that have been excepted or reserved prior to the Closing Date in the public records, or any other reservations, limitations, provisos, conditions or exceptions contained in any grant of any property or any portion thereof from any Governmental Authority, (E) any covenants, conditions, restrictions, easements, rights of way, servitudes, encroachments, Permits, licenses and leases, in each case, that do not materially impair the current occupancy or use of such real property, (F) statutory or contractual Liens in favor of lessors arising in connection with any leased real property, and (G) Liens (inchoate or otherwise) for payment of amounts accrued but not yet due and owing, or for payment of amounts which are being adjusted hereunder in favor of Buyer, and (H) any and all other Liens, servitudes, rights, charges, imperfections in or failure or defect of title, and other matters of a similar nature which would not, individually or in the aggregate, reasonably be expected to materially impair the current occupancy or use of such real property or, in the case of real property owned by any Seller Entity or any Purchased Company, the marketability of such real property; (j) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or similar agreement in the property being leased or licensed; (k) any Lien (A) arising pursuant to this Agreement, (B) created by, through, under or at the request of Buyer or its Affiliates, or (C) that is approved by Buyer in writing; (l) any Lien imposed by, arising under or relating to COVID-19 or COVID Measures, and (m) any Liens set forth in Schedule 1.1(f).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental agency or instrumentality or other entity of any kind.
“Plan” means, with respect to the Business Employees, each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and each other employee benefit or compensatory plan, program, contract, agreement or arrangement, whether or not funded, in each case, sponsored or maintained by any Seller or any of its Affiliates (as determined immediately prior to the date of this Agreement) and which provides compensation and/or benefits to any Business Employee, including any employment, consulting, retirement, severance, termination or change in control agreements, and any plans or agreements providing for deferred compensation, equity-based incentives, bonuses, retirement or retirement savings, supplemental retirement, profit sharing, medical, welfare, vacation or fringe benefits or other employee benefits or remuneration of any kind, but excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans).
“Post-Closing Reseller Conversion Amount” means the product obtained by multiplying the aggregate number of Reseller Conversions that occur during the period between the Closing Date and May 31, 2023 by $110, subject to a maximum amount equal to the amount, if any, by which $10,000,000 exceeds the Pre-Closing Reseller Conversion Amount.
“Post-Closing Statement” has the meaning provided such term in Section 2.5(b).
“Post-Closing Tax Period” means, other than with respect to a Purchased Company that is a Canadian entity, a taxable period (or portion thereof) beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date. With respect to a Purchased Company that is a Canadian entity, “Post-Closing Tax Period” means a taxable period (or portion thereof) beginning on or after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning on the Closing Date.
“Pre-Closing Reseller Conversion Amount” means the product obtained by multiplying the aggregate number of Reseller Conversions that occur before the Closing Date by $250, subject to a maximum amount of $10,000,000.
“Pre-Closing Tax Period” means, other than with respect to a Purchased Company that is a Canadian entity, any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on the Closing Date. With respect to a Purchased Company that is a Canadian entity, “Pre-Closing Tax Period” means a taxable period (or portion thereof) ending before the Closing Date and, in the case of any Straddle Period, the portion of such period ending before the Closing Date.
“Pre-Closing Tax Return” means any Tax Return required to be filed with respect to the Transferred Assets or a Purchased Company for any Pre-Closing Tax Period, other than any Straddle Period Tax Return.
“Proceeding” means any lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity by or before any Governmental Authority.
“Purchased Company” has the meaning provided such term in the Recitals.

“Purchased Company Business Employee” means any Business Employee who as of immediately prior to the Closing is employed by a Purchased Company.
“Purchased Company Material Contracts” has the meaning provided such term in Section 3.5(a).
“Purchased Equity Interests” has the meaning provided such term in the Recitals.
“Qualified Termination” has the meaning provided such term in Section 7.2(b).
“Real Property Leases” has the meaning provided such term in Section 3.8(c).
“Registered Business Intellectual Property” has the meaning provided such term in Section 3.7(a).
“Related to the Business” means exclusively relating to, exclusively held for use with, or exclusively used in connection with the Business.
“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
“Required Local Purchase Agreement Jurisdiction” has the meaning provided such term in Section 5.13(a).
“Required Third-Party Consents” has the meaning provided such term in Section 6.1(a).
“Reseller” means the reseller of the Business listed on Schedule 1.1(n).
“Reseller Conversion” means with respect to an individual Reseller customer of the Business, an instance where the customer has accepted new terms and conditions, and provided a valid credit card number for future payments, in respect of the Business services it receives on an ongoing basis.
“Restrictive Covenants” has the meaning provided such term in Section 5.15(d).
“Restricted Period” has the meaning provided such term in Section 5.15(a).
“Second Deferred Payment Amount” has the meaning provided such term in Section 2.2(b)(iii).
“Securities Act” has the meaning provided such term in Section 4.7.
“Seller” has the meaning provided such term in the preamble to this Agreement.
“Seller Business Employee” means any Business Employee who as of immediately prior to the Closing is employed by Seller.
“Seller Entities” means Seller and each of its Affiliates (other than the Purchased Companies) that owns (or in the case of a Transferred Asset that is a Contract, is a party to or is otherwise bound by) a Transferred Asset.
“Seller Guarantees” has the meaning provided such term in Section 5.7(a).
“Seller Guarantors” has the meaning provided such term in Section 5.7(a).

“Seller Indemnified Parties” or “Seller Indemnified Party” has the meaning provided such term in Section 8.2.
“Seller Marks” means any and all Trademarks containing or comprising the word “Deluxe” or confusingly similar to or dilutive of any such Trademarks.
“Seller 401(k) Plan” has the meaning provided such term in Section 5.10(h).
“Seller’s Allocation” has the meaning provided such term in Section 2.6(a).
“Shared Contract” has the meaning provided such term in Section 5.3(e).
“Software” means any and all (a) computer software, programs, systems, applications and code, including object code and source code, in any form or medium, and including any software implementations of algorithms, models and methodologies and any development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet sites and (e) documentation, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Straddle Period” has the meaning provided such term in Section 5.9(i).
“Straddle Period Tax Returns” has the meaning provided such term in Section 5.9(j).
“Straight Trade Credits” means the Straight Trade Credits (as such term is defined under the Icon Agreement) that Deluxe Corporation is entitled to redeem pursuant to the Icon Agreement.
“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, spare and replacement parts, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property and assets that are, in each case, Related to the Business, it being understood that Tangible Personal Property shall not include any Intellectual Property, Software, or Information Technology.
“Target Working Capital” means -$5,445,215.
“Tax” means any Canadian, U.S. or other foreign tax of any kind, including any federal, state, provincial, local or foreign income, transfer pricing, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, intangible, personal and real property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, franchise, severance, windfall, custom duties, capital stock, registration and any other similar assessment or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Benefit” has the meaning provided such term in Section 5.9(g).

“Tax Contest” means any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Tax Authority with respect to any Tax matter.
“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority or jurisdiction with respect to Taxes, including any amendments thereto.
“Termination Fee” has the meaning provided such term in Section 7.2(b).
“Third-Party Claim” has the meaning provided such term in Section 8.5(a).
“Third-Party Consents” has the meaning provided such term in Section 5.3.
“Trademarks” means trademarks, service marks, certification marks, trade dress, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
“Transaction Accounting Principles” means U.S. GAAP (for the avoidance of doubt, with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies used and applied by Seller in the preparation of its consolidated financial statements), except as the same may be expressly modified by the principles, procedures, methodologies and formulations set forth in Exhibit B, including (for the avoidance of doubt) any addition, removal or other modification of line items in accordance with Exhibit B that would otherwise constitute current assets, current liabilities, or other amounts in accordance with U.S. GAAP. Exhibit B includes, solely for illustrative purposes, a sample calculation of the Working Capital, the Closing Cash Amounts and the Closing Indebtedness as of December 31, 2022.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Taxes” has the meaning provided such term in Section 5.9(c).
“Transferred Assets” means all of the Seller Entities’ right, title and interest, as of the Closing, in and to all of the assets, properties and rights Related to the Business and owned, held or used by the Seller Entities, but excluding the Purchased Equity Interests and any other equity interests in any other Person, including the following:
a.    Subject to Section 5.3(e), (i) each Contract, including the Contracts set forth on Schedule 1.1(g), exclusively related to the Business, (ii) those portions of the Shared Contracts set forth on Schedule 1.1(h) that relate exclusively to the Business, (iii) any Contract executed after the date of this Agreement and prior to the Closing that is exclusively related to the Business and which Buyer and Seller have mutually agreed should be included as a “Transferred Business Contract,” and (iv) those portions of any Shared Contracts executed after the date of this Agreement and prior to the Closing that relate exclusively to the Business which Buyer and Seller have mutually agreed should be included as “Transferred Business Contracts”, in each case to which a Seller Entity is a party (collectively, such Contracts or portion of such Contracts referred to in clauses (i) through (iv), the “Transferred Business Contracts”); provided, that Seller may update Schedule 1.1(g) and Schedule 1.1(h) no later than three (3) Business Days prior to the Closing Date solely to account for (x) new Contracts referred to in any of the preceding clauses (iii) and (iv), and (y) the removal of Business Contracts that have terminated in accordance with their terms after the date of this Agreement and prior to the Closing Date;
b.    (i) The owned real property listed on Schedule 1.1(i) (together with all buildings, fixtures and improvements erected thereon and all easements and other rights and interests appurtenant thereto, the “Transferred Owned Real Property”) and (ii) the real property leases, subleases, licenses, sublicenses or other occupancy agreements from a third party to a Seller Entity as lessee listed on Schedule 1.1(j) (such leases, the “Transferred Real Property Leases” and such leased real property, the “Transferred Leased Property”);
c.    Any and all Intellectual Property owned by a Seller Entity and exclusively related to the Business, including those Patents, Trademarks, Copyrights, Software and Internet Properties listed on Schedule 1.1(k) (the “Transferred Owned Intellectual Property”);
d.    All Commercial Data to the extent Related to the Business, solely (i) to the extent and in the form such copies can be provided in compliance with applicable Law, any privacy policies of Seller and any applicable contractual restrictions and (ii) to the extent that such Commercial Data can be segregated from any other Commercial Data of Seller or its Affiliates (the “Transferred Commercial Data”);
e.    (i) All machinery, equipment, office equipment and all other items of Tangible Personal Property located at the Transferred Owned Real Property or the Transferred Leased Property and (ii) any other Tangible Personal Property to the extent exclusively related to the Business, except for the Tangible Personal Property listed on Schedule 1.1(l) (collectively, the “Transferred Tangible Personal Property”);
f.    Any and all Information Technology Related to the Business and located at the Transferred Owned Real Property or the Transferred Leased Property, except for the Information Technology listed on Schedule 1.1(m) (collectively, the “Transferred Information Technology”);
g.    To the extent transferable under applicable Law, all Permits used exclusively in, or obtained exclusively for, the Business or the ownership, use or operation of the Transferred Assets (the “Transferred Permits”);
h.    Ownership and all originals of any and all documents, books, records (other than Tax Returns and other books and records related to Taxes), books of account, files and data (including any and all Transferred Commercial Data), catalogs, brochures, sales literature, operating and other manuals, research and development files, lists of present and former suppliers, lists of present and former customers, certificates and other documents Related to the Business in the possession of any Seller Entity, other than any personnel files (except as set forth in the paragraph below) and other than any books, records or other materials that (i) such Seller Entity is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Buyer upon Buyer’s reasonable request) or (ii) may be located at the Transferred Leased Property or the Transferred Owned Real Property to the extent not Related to the Business; provided, that, with respect to any such books, records or other materials that are Transferred Assets pursuant to this clause (h), such Seller Entity shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) copies of such books, records or other materials to the extent related to any Excluded Assets or Seller’s and its Affiliates’ obligations under this Agreement or any Ancillary Agreements, and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes that are archived by such Seller Entity in the ordinary course of business (the “Transferred Business Records”);
i.    To the extent transferrable in compliance with applicable Law, copies of the portions of all personnel files of Transferred Employees relating to (i) the five-year period preceding the Closing and (ii) each applicable Transferred Employee’s services to the Business (the “Transferred Personnel Files”);
j.    All prepaid expenses, deferred charges, advance payment and security deposits, in each case, exclusively related to the Business;
k.    All rights to the commercially published main telephone numbers used exclusively in the Business;
l.    All other goodwill and going concern value associated with the Business; and
m.    Other than Excluded Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by any Seller Entity and Related to the Business.
“Transferred Business Contracts” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Business Records” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Commercial Data” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Employee” means any (a) Purchased Company Business Employee, or (b) Seller Business Employee who pursuant to Section 5.10(b) accepts an offer of employment from Buyer or any of its Affiliates and commences employment with Buyer or any of its Affiliates upon the Closing.
“Transferred Information Technology” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Leased Property” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Owned Intellectual Property” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Owned Real Property” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Permits” has the meaning provided such term in the definition of Transferred Assets.

“Transferred Personnel Files” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Real Property Leases” has the meaning provided such term in the definition of Transferred Assets.
“Transferred Tangible Personal Property” has the meaning provided such term in the definition of Transferred Assets.
“Transition Services Agreement” means an agreement between Seller and/or certain of its Affiliates, on the one hand, and Buyer and/or certain of its Affiliates, on the other hand, to be executed concurrently with the Closing in a form to be agreed upon by the Parties.
“U.S. GAAP” means generally accepted accounting principles of the United States of America, consistently applied.
“U.S. Information Return” means any Tax Return required to be filed with respect to a Purchased Company by a “United States person” (as defined in Section 7701(a)(30) of the Code) that owns, or is treated as owning, the equity of such Purchased Company.
“Warranty Termination Date” means the eighteen (18) month anniversary of the Closing Date.
“Willful Breach” means a material breach that is a consequence of an act undertaken, or omitted to be taken, by the breaching party with the actual knowledge that the taking of such act, or failure to take such act (as applicable), would, or would be reasonably expected to, cause a material breach of this Agreement. Without limiting the foregoing, any failure of Buyer to consummate the Closing and the Transactions (provided that (a) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived, and (b) Seller has notified Buyer in writing that Seller is ready, willing and able to consummate the Closing) shall constitute a Willful Breach of Buyer’s covenants and agreements set forth in this Agreement.
“Working Capital” means, as of immediately prior to the Closing, an amount equal to (a) the current assets of the Business minus (b) the current liabilities of the Business, in each of the immediately preceding clauses (a) and (b), calculated without duplication and in accordance with the Transaction Accounting Principles (it being understood and agreed that only those categories of line items set forth on Exhibit B as current assets or current liabilities (as applicable) shall be included as current assets or current liabilities (as applicable) for purposes of Working Capital). For the avoidance of doubt, in no event shall Working Capital include (i) any amount included within the definition of Closing Cash Amounts (and Working Capital shall be adjusted, if necessary, to exclude all Excluded Assets and Excluded Liabilities) or Closing Indebtedness, or (ii) any asset (current or deferred) in respect of Taxes.
Section 1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section or article in which such words appear.
(c)    Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated.
(d)    The Parties acknowledge that each Party and its legal counsel has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars. In all cases where it is necessary to determine the amount of a Loss or whether a monetary limit or threshold set out herein has been reached or exceeded and the value of the relevant Loss or underlying value is expressed in a currency other than Dollars, the value of each such Loss or underlying value shall be converted into Dollars at an exchange rate equal to the most recent exchange rate published by The Wall Street Journal on the date on which the applicable Loss was incurred (or, if no such exchange rate is published by The Wall Street Journal, then the most recent exchange rate published by The Financial Times on such date).
(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under U.S. GAAP.
ARTICLE II. PURCHASE, SALE AND ASSUMPTION
Section 2.1    Purchase and Sale of Purchased Equity Interests; Purchase and Sale of Transferred Assets; Assumption of Assumed Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall directly or indirectly sell, assign, transfer, convey and deliver to Buyer, and Buyer shall directly or indirectly purchase, acquire and accept from Seller, all of the right, title and interest of Seller in and to the Purchased Equity Interests, free and clear of any Liens (other than Permitted Liens).
(b)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and the other Seller Entities, all the right, title and interest in, to and under the Transferred Assets to be transferred at the Closing, free and clear of any Liens (other than Permitted Liens). Notwithstanding anything to the contrary set forth herein, the Transferred Assets shall not include any Excluded Assets.
(c)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall cause Deluxe Corporation to sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Deluxe Corporation, the Straight Trade Credits.

(d)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and become responsible to perform, discharge and pay when due, all of the Assumed Liabilities to be assumed at the Closing. Notwithstanding any other provision of this Agreement, Buyer shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by the Seller Entities.
(e)    Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Seller may, and may cause its Affiliates to, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, Seller or its designees shall own the Excluded Assets and shall be responsible for the Excluded Liabilities, without further recourse to Buyer. In furtherance of the foregoing, (i) Seller or its designees shall retain, and Buyer shall not acquire, any interest in the Excluded Assets, and (ii) Seller or its designees shall retain, pay, perform and discharge when due, and Buyer shall not assume, any Excluded Liability.
Section 2.2    Purchase Price. In consideration for the Transferred Assets, the Purchased Equity Interests, the Straight Trade Credits, and the other obligations of Seller pursuant to this Agreement, (a) at the Closing, Buyer shall assume the Assumed Liabilities; and (b) Buyer shall pay to Seller (or any Affiliate of Seller designated by Seller):
(i)    at the Closing, $31,400,000, plus (A) the Estimated Adjustment Amount (which may be a positive or negative number), plus (B) the Estimated Closing Cash Amounts, plus (C) the Estimated Pre-Closing Reseller Conversion Amount, minus (D) the Estimated Closing Indebtedness (as so adjusted, the “Closing Purchase Price”);
(ii)    on the date that is one hundred and eighty (180) days following the Closing, $4,550,000, plus the Post-Closing Reseller Conversion Amount as finally determined in accordance Section 2.5(b) and Section 2.5(c) (collectively, the “First Deferred Payment Amount”, provided that if Seller or an Affiliate of Seller does not execute by the Closing Date the agreement with the potential customer identified on Schedule 2.2(ii) that is currently contemplated by Seller, the First Deferred Payment Amount shall be reduced by $1,200,000); and
(iii)    on the date that is three hundred and sixty-five (365) days following the Closing, $6,050,000 (the “Second Deferred Payment Amount”).
Section 2.3    The Closing. The consummation of the Transactions (the “Closing”) shall take place remotely via the exchange of documents and signatures by facsimile or electronic transmission, commencing at 10:00 a.m. Central Time on the third (3rd) Business Day after all conditions to the obligations of the Parties to consummate the Transactions (other than those conditions that, by their nature, are to be satisfied only at the Closing, but subject to the satisfaction or valid waiver of such conditions at that time in accordance with this Agreement) are satisfied or waived or such other date as Buyer and Seller may mutually determine. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective, in the United States, as of 12:01 a.m. Central Time and, in any jurisdiction outside of the United States, as of the time at which the books of the Business are normally closed in such jurisdiction, in each case, on the Closing Date. All transactions taking place at the Closing shall be deemed to occur simultaneously.
Section 2.4    Closing Deliverables. At the Closing:

(a)    Seller shall deliver, or cause to be delivered, to Buyer:
(i)    the certificate required to be delivered by Seller pursuant to Section 6.2(c);
(ii)    a duly executed certificate of non-foreign status from Seller, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);
(iii)    certificates evidencing the Purchased Equity Interests, to the extent that such Purchased Equity Interests are in certificated form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Equity Interests are not in certificated form, other evidence of ownership or assignment as is acceptable to Buyer’s legal counsel acting reasonably; and
(iv)    duly executed counterparts to each of the Ancillary Agreements contemplated by this Agreement to be executed by Seller or any of its applicable Affiliates at the Closing.
(b)    Buyer shall:
(i)    deliver to Seller (or any Affiliate of Seller designated by Seller) payment, by wire transfer to one or more bank accounts designated in writing to Buyer by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), of an amount in immediately available funds equal to the Closing Purchase Price; and
(ii)    deliver, or cause to be delivered, to Seller (A) the certificate required to be delivered pursuant to Section 6.3(c), and (B) duly executed counterparts to each of the Ancillary Agreements to be executed by Buyer at the Closing.
Section 2.5    Adjustment to Base Purchase Price.
(a)    At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a closing statement (the “Closing Statement”), together with reasonable supporting documentation, setting forth (i) a good-faith estimate of (A) the Working Capital (such estimate, the “Estimated Working Capital”), (B) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (C) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”) and (D) the Pre-Closing Reseller Conversion Amount (the “Estimated Pre-Closing Reseller Conversion Amount”) and (ii) Seller’s calculation of the Estimated Adjustment Amount. The Closing Statement shall set forth the calculations of such amounts in accordance with the Transaction Accounting Principles. The Estimated Working Capital, the Estimated Adjustment Amount, the Estimated Closing Cash Amounts, the Estimated Closing Indebtedness and the Estimated Pre-Closing Reseller Conversion Amount shall be used to calculate the Closing Purchase Price to be paid by Buyer to Seller at the Closing. Seller shall consider in good faith any reasonable comments to the Closing Statement made by Buyer, but the Closing Purchase Price shall be calculated in accordance with the Closing Statement as finally delivered by Seller to Buyer prior to the Closing Date.
(b)    As promptly as reasonably practicable, and in any event by the later of June 1, 2023 and the date that is forty-five (45) days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth the Working Capital, the Closing Cash Amounts, the Closing Indebtedness, the Pre-Closing Reseller Conversion Amount, the Post-Closing Reseller Conversion Amount, and the Adjustment Amount. The Post-Closing Statement shall set forth in reasonable detail Buyer’s calculations of such amounts and shall be prepared in accordance with the Transaction Accounting Principles. If Buyer does not deliver any Post-Closing Statement to Seller on or prior to such date, (i) the Closing Statement as prepared by Seller and the determination of the Working Capital, the Closing Cash Amounts, the Closing Indebtedness, the Pre-Closing Reseller Conversion Amount and the Adjustment Amount therein will be final, conclusive and binding on the Parties, and (ii) Seller shall have the right to determine the Post-Closing Reseller Conversion Amount in its reasonable discretion and Buyer shall provide Seller with such access to the books and records of the Business as is reasonably requested by Seller to facilitate such determination by Seller.
(c)    Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Buyer of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if Seller does not deliver any Dispute Notice to Buyer within such forty-five (45) day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and the grounds for such dispute, together with reasonable supporting documentation, and (ii) Seller’s estimate of the correct amount of such item; provided that Seller shall be deemed to have agreed with all other items and amounts on the Post-Closing Statement. Upon receipt by Buyer of a Dispute Notice, Buyer and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Buyer and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Buyer and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, RSM McGladrey or, if RSM McGladrey is unavailable or conflicted, another nationally recognized major accounting firm selected jointly by Seller and Buyer (the “Independent Accounting Firm”) to resolve any such dispute; provided, that, if Seller and Buyer are unable to agree on the Independent Accounting Firm, then each of Seller and Buyer shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Buyer and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each item on the Dispute Notice still in dispute to the Independent Accounting Firm. Buyer and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the Parties, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. The Independent Accounting Firm shall make such final determination based solely on the terms and conditions of this Agreement and the written submissions of Buyer, on the one hand, and Seller, on the other hand, regarding the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice which Seller and Buyer have submitted to the Independent Accounting Firm. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Buyer, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to the disputed line items submitted to the Independent Accounting Firm by Buyer and Seller and whether any disputed determinations of the Working Capital, the Closing Cash Amounts, the Closing Indebtedness, the Pre-Closing Reseller Conversion Amount, the Post-Closing Reseller Conversion Amount and the Adjustment Amount were properly calculated in accordance with the Transaction Accounting Principles and the definitions in this Agreement. Absent fraud or manifest error, all determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, shall be final, conclusive and binding on the

Parties. The Parties agree that any adjustment as determined pursuant to this Section 2.5(c) shall be treated as an adjustment to the Base Purchase Price, except as otherwise required by Law.
(d)    All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Seller and Buyer in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Buyer resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. For example, should the items in dispute total $1,000 and the Independent Accounting Firm awards $600 in favor of Seller’s position, then 60% of the costs of its review would be borne by Buyer and 40% of the costs of its review would be borne by Seller.
(e)    For purposes of complying with the terms set forth in this Section 2.5, each of Seller and Buyer shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent relevant to preparation of the Closing Statement or the Post-Closing Statement, as applicable, and shall permit reasonable access during normal working hours to the personnel that were involved in the preparation of the Closing Statement or the Post-Closing Statement, as applicable, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.
(f)    The “Adjusted Closing Purchase Price” shall mean an amount equal to $31,400,000, plus (i) the Adjustment Amount (which may be a positive or negative number), plus (ii) the Closing Cash Amounts, plus (iii) the Pre-Closing Reseller Conversion Amount, minus (iv) the Closing Indebtedness, in each of cases (i), (ii), (iii) and (iv), as finally determined pursuant to Section 2.5(b) and Section 2.5(c).
(g)    If the Closing Purchase Price exceeds the sum of the Adjusted Closing Purchase Price and the Post-Closing Reseller Conversion Amount as finally determined pursuant to Section 2.5(b) and Section 2.5(c) (such excess, the “Excess Amount”), and (i) the First Deferred Payment Amount has not been paid at the time of the final determination of the Adjusted Closing Purchase Price pursuant to Section 2.5(f), the First Deferred Payment Amount shall be reduced by the Excess Amount and, to the extent the First Deferred Payment Amount is insufficient to satisfy the Excess Amount, the Second Deferred Payment Amount shall be reduced by the remainder; (ii) if the First Deferred Payment Amount has been paid but the Second Deferred Payment Amount has not been paid at such time, then the Second Deferred Payment Amount shall be reduced by the Excess Amount and, to the extent the Second Deferred Payment Amount is insufficient to satisfy the Excess Amount, then Seller shall pay or cause to be paid an amount in cash equal to the remainder to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller. If the final determination of the Adjusted Closing Purchase Price and the Post-Closing Reseller Conversion Amount occurs after the payment of the Second Deferred Payment Amount, then Seller shall pay or cause to be paid an amount in cash equal to the Excess Amount to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller. If the sum of the Adjusted Closing Purchase Price and the Post-Closing Reseller Conversion Amount as finally determined pursuant to Section 2.5(b) and Section 2.5(c) exceeds the Closing Purchase Price, then Buyer shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer. Any payment required to be made pursuant to this Section 2.5(g) shall be made within five (5) Business Days of the date on which the Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness, the Pre-Closing Reseller Conversion Amount and the Post-Closing Reseller Conversion Amount are finally determined pursuant to this Section 2.5.

(h)    No actions taken by Buyer or any of its Affiliates on or following the Closing Date shall be given effect for purposes of determining the Adjustment Amount, and the determination of the Adjusted Closing Purchase Price shall not take into account any developments or events taking place after the Closing. Buyer agrees that, following the Closing through the date that the Post-Closing Statement becomes final, conclusive and binding in accordance with this Section 2.5, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures that would impede the final determination of the Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness, the Pre-Closing Reseller Conversion Amount or the Post-Closing Reseller Conversion Amount, or the preparation of any Dispute Notice.
Section 2.6    Allocation of the Final Purchase Price.
(a)    Seller and Buyer agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Transferred Assets, the Straight Trade Credits, and the Purchased Equity Interests (and to the extent required or permitted by applicable Tax Law, the underlying assets held by the Purchased Companies) in accordance with the methodology set forth on Exhibit C attached hereto (the “Allocation Schedule”) for Tax purposes. No later than sixty (60) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.5, Seller shall deliver to Buyer a proposed allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with the Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (“Seller’s Allocation”). If Buyer disagrees with Seller’s Allocation, Buyer may, within thirty (30) days after delivery of Seller’s Allocation, deliver a written notice (the “Buyer’s Allocation Notice”) to Seller to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation. If the Buyer’s Allocation Notice is duly delivered, Seller and Buyer shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes. If Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Buyer. Any allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Allocation Schedule. The allocation, as prepared by Seller if no Buyer’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Buyer or as determined by the Independent Accounting Firm in accordance with the immediately preceding sentence (the “Allocation”), shall be conclusive and binding on the Parties for Tax purposes.
(b)    Neither Seller nor Buyer shall (and shall cause their respective Affiliates not to) take any position inconsistent with the Allocation on any Tax Return except to the extent required in connection with the resolution of a Canada Revenue Agency or an Internal Revenue Service audit or other similar Tax proceeding, in which case such Party shall promptly notify the other Party in writing of the position reflected on such amended Tax Return.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:
Section 3.1    Organization and Qualification.

(a)    Each of Seller and the Purchased Companies is validly existing and (to the extent such concept is recognized) in good standing under the Laws of the jurisdiction of its organization and has all capacity and requisite organizational power and authority to own or lease its assets and to conduct its business as it is now being conducted.
(b)    Each of Seller and the Purchased Companies is duly licensed or qualified in all jurisdictions in which the ownership of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
Section 3.2    Purchased Companies.
(a)    Schedule 3.2(a) sets forth the jurisdiction of organization and authorized and outstanding capital stock and other equity interests of each of the Purchased Companies, and all such outstanding capital stock and other equity interests are owned directly or indirectly by Seller. All of the Purchased Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, and the Purchased Equity Interests collectively constitute all of the issued and outstanding equity interests of the Purchased Companies. Except for the Purchased Equity Interests, there are no outstanding (a) securities or other similar ownership interests of any class or type of or in any of the Purchased Companies or (b) options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible, exercisable or exchangeable securities, “phantom” equity rights, stock appreciation rights, equity-based performance units, or similar agreements, commitments or undertakings of any kind pursuant to which any of the Purchased Companies is or may become obligated to (i) issue, deliver, transfer, sell or otherwise dispose of, or pay any amount relating to, any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Purchased Companies.
(b)    Schedule 3.2(b) lists each corporation, limited liability company, trust, partnership, joint venture or other entity in which any Purchased Company owns any stock, partnership interest, joint venture interest or other equity interest.
Section 3.3    Due Capacity & Authorization. Seller has all capacity and requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of Seller. This Agreement has been, and as of the Closing the Ancillary Agreements to which it is a party will have been, duly and validly executed and delivered by Seller, and this Agreement and the Ancillary Agreements to which it is a party, constitute, or when executed will constitute (assuming due authorization, execution and delivery of the other parties), valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).
Section 3.4    Consents and Approvals; No Conflict. Except as would not reasonably be expected to be material to the Business and the Transferred Assets (taken as a whole), the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not:

(a)    assuming all required filings, waivers, approvals, consents, authorizations and notices (the “Approvals”) set forth in Schedule 3.4 have been made, given or obtained, violate any provision of, or result in the breach of, any Law applicable to Seller or any Purchased Company, or require any Approval of any Governmental Authority;
(b)    violate or result in the breach of any Organizational Documents of Seller or any Purchased Company; or
(c)    (i) violate, breach or result in a default under any Business Contract to which Seller or any Purchased Company is a party or by which Seller or any Purchased Company may be bound, (ii) terminate or result in the termination of any such Business Contract, (iii) result in the creation of any Lien (other than any Permitted Lien) upon any of the Transferred Assets or the Purchased Equity Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien (other than any Permitted Lien) upon any of the Transferred Assets or the Purchased Companies.
Section 3.5    Business Contracts; No Defaults.
(a)    Schedule 3.5(a) sets forth as of the date hereof a list of the following Contracts to which a Purchased Company is a party (collectively, the “Purchased Company Material Contracts”, and together with the Transferred Business Contracts, the “Business Contracts”):
(i)    each material Contract between Seller and/or any of its Affiliates (other than the Purchased Companies) or any of the officers or directors of Seller and/or any of its Affiliates (other than the Purchased Companies), on the one hand, and any Purchased Company, on the other hand, other than employment Contracts;
(ii)    each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other Contract in respect of or evidencing Indebtedness of any Purchased Company;
(iii)    each Contract materially limiting or purporting to materially limit the freedom of any Purchased Company to engage in the Business or compete with any Person in connection with such Purchased Company’s conduct of the Business;
(iv)    each acquisition, merger, consolidation, recapitalization or similar agreement or letter of intent related to the acquisition of a business or line of business entered into in the previous three (3) years, other than Contracts in which the applicable transaction has been consummated and there are no earnouts, contingent payments, indemnification or other obligations ongoing or outstanding in excess of $1,000,000 individually or in the aggregate;
(v)    each Contract regarding the formation or participation in any material equity joint venture or similar material arrangement that involves a sharing of revenues, profits, losses, costs or liabilities, with a third party;
(vi)    each Contract for the licensing or use of Intellectual Property that is material to the Business taken as a whole or the development of Intellectual Property that is material to the Business taken as a whole, other than (A) non-exclusive licenses entered into in the ordinary course of business consistent with past practice, and (B) Contracts with customers which contain only non-exclusive licenses;
(vii)    each Contract under which (A) any Purchased Company has directly or indirectly guaranteed liabilities or obligations of Seller or any of its Affiliates (other than a Purchased Company) or (B) Seller or any of its Affiliates (other than a Purchased Company) has guaranteed any liabilities or obligations of any Purchased Company, in each case in excess of $1,000,000; and
(viii)    each (A) Contract for the employment of, or receipt of any services from, the officers of any Purchased Company and (B) Contract which provides for a severance, termination, retention, change in control or similar payment to the officers of any Purchased Company.
(b)    Each Business Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the applicable Seller Entity or the applicable Purchased Company and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Seller Entities or the Purchased Companies, or to the Knowledge of Seller, any other party thereto, is in breach of or default under any Business Contract except where the occurrence of such breach or default would not reasonably be expected to have a Material Adverse Effect.
Section 3.6    Title to Assets.
(a)    A Seller Entity has, or as of immediately prior to the Closing will have, good and valid title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens). Each Purchased Company has, or as of immediately prior to the Closing will have, good and valid title to, or a valid leasehold interest in, its assets, properties and rights, free and clear of all Liens (other than Permitted Liens).
(b)    The Transferred Assets that are physical assets (i) are in good operating condition and repair in all material respects, reasonable wear and tear excepted and (ii) have been operated and maintained in all material respects in accordance with applicable Law.
(c)    This Section 3.6 does not relate to (i) Intellectual Property, which is the subject of Section 3.7, or (ii) Owned Real Property or the Transferred Leased Property, which is the subject of Section 3.8.
Section 3.7    Intellectual Property.
(a)    Schedule 3.7(a) sets forth a true and complete list of all registered Business Owned Intellectual Property, including applications therefor (the “Registered Business Intellectual Property”).
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Business Owned Intellectual Property and the Business Licensed Intellectual Property constitute all of the Intellectual Property used or held for use in, or otherwise necessary to enable the Seller Entities and the Purchased Companies to conduct and operate, the Business as currently conducted and operated in all material respects.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Seller Entities and the Purchased Companies have taken such actions as are reasonably necessary to maintain and protect the Business Owned Intellectual Property, including remaining current in the payment of all registration, maintenance and renewal fees with respect to each item of Registered Business Intellectual Property. None of the Registered Business Intellectual Property has been adjudged invalid or unenforceable, in whole or in part, and all such Registered Business Intellectual Property is subsisting, and not invalid or unenforceable.

(d)    To the Knowledge of Seller, the ownership, use or operation by the Seller Entities of the Transferred Assets or the operation of the Business by the Seller Entities and the Purchased Companies as currently operated does not infringe, misappropriate, or otherwise violate, and in the past three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any third party, except for such infringements, misappropriations or other violations that would not reasonably be expected to have a Material Adverse Effect. No Proceedings are pending and no written notices have been received by any Seller Entity or any Purchased Company during the past three (3) years, in each case, alleging any infringement, misappropriation or other violation by any Seller Entity or any Purchased Company of the Intellectual Property rights of any third party with respect to the Transferred Assets or the Purchased Companies, except for such infringements, misappropriations or other violations that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise violated any Business Owned Intellectual Property.
Section 3.8    Real Property.
(a)    Schedule 3.8(a) sets forth a list as of the date hereof of all of the real property owned by any Purchased Company (such real property, together with the Transferred Owned Real Property, the “Owned Real Property”).
(b)    Seller and the Purchased Companies have good and valid fee simple title to all Owned Real Property, in each case which will, at the Closing, be free and clear of all Liens, other than Permitted Liens. Except for Permitted Liens, there are no leases, subleases, options, rights or other agreements or arrangements granting to any other Person the right to purchase, lease, use or occupy the Owned Real Property or any portion thereof or interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither Seller nor any Purchased Company has received written notice that any parcel of Owned Real Property is subject to any pending condemnation action or other such taking, and to the Knowledge of Seller no such condemnation or other taking is threatened, (ii) other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, (iii) the Owned Real Property has lawful means of access, ingress and egress to and from a public street or highway, and (iv) neither Seller nor any Purchased Company has received any written notice from any Governmental Authority that the Owned Real Property is currently in violation of any applicable Law that has not been remedied or cured.
(c)    Schedule 3.8(c) sets forth a list as of the date hereof of all leases of real property of the Purchased Companies (such leases, together with the Transferred Real Property Leases, the “Real Property Leases”).
(d)    The Seller Entities and the Purchased Companies have a valid leasehold estate under all Real Property Leases as lessee, in each case which will, at the Closing, be free and clear of all Liens, other than Permitted Liens. Except for Permitted Liens, there are no subleases, licenses, concessions or other contracts granting to any Person other than the applicable Seller Entity or the applicable Purchased Company the right to use or occupy any portion of the real property subject to any Real Property Lease. All Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. No written notices of default under any Real Property Lease have been sent or received by any Seller Entity or any Purchased Company since January 1, 2019 that have not been cured or remedied, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The applicable Seller Entity or the applicable Purchased Company that is party thereto, as the case may be, and, to the Knowledge of Seller, all landlord counterparties to the Real Property Leases, have performed all obligations required to be performed by it to date under such Real Property Leases, and are not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.9    Litigation. As of the date of this Agreement (a) there are no material Proceedings pending or, to the Knowledge of Seller, threatened in writing against any Purchased Company, or against any Seller Entity specifically relating to the Transferred Assets, and (b) there is no unsatisfied judgment, order or decree requiring payment in excess of $10,000 or any open injunction binding upon any Purchased Company, or binding upon any Seller Entity with respect to the Transferred Assets.
Section 3.10    Employee Matters.
(a)    Schedule 3.10(a) includes a correct and complete list, as of the date of this Agreement, of each material Plan.
(b)    No Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a “multiple employer plan” within the meaning of Section 4063 of ERISA or (iii) a defined benefit pension plan that is subject to Title IV of ERISA.
(c)    No Plan provides for the payment of any compensation or benefits to any Business Employee solely as a result of the consummation of the Transactions.
(d)    Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter or has received a favorable opinion letter from the Internal Revenue Service as to its qualification, or (ii) has time remaining under applicable Laws to apply for a determination or opinion letter, and to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification of any such Plan.
(e)    Except as required under Section 4980B of the Code and other than continued coverage through the end of the month in which a termination of service occurs, no Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Business Employee.
(f)    None of the Seller Entities or the Purchased Companies is a party to or bound by any collective bargaining agreement with respect to the Business Employees. Except as would not reasonably be expected to result in any material liability to any Purchased Company, or to any Seller Entity with respect to the Transferred Assets, (i) the Seller Entities and the Purchased Companies have not experienced any strike, lockout, organized labor slowdown or work stoppage within the past three (3) years involving the Business Employees, (ii) no formal complaint against any Seller Entity or any Purchased Company is pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Business Employee, and (iii) to the Knowledge of Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Business Employees.
Section 3.11    Compliance with Law. Other than with respect to Laws concerning employee benefits (which are addressed in Section 3.10 above) and with respect to Laws concerning Taxes (which are addressed in Section 3.13 below), and except as would not be material to the Business, the Transferred Assets and the Purchased Companies, taken as a whole, in the three (3) years prior to the date of this Agreement:

(a)    The use of the Transferred Assets by the Seller Entities and the operation of the Purchased Companies have been in compliance with all applicable Laws and no Seller has violated any such Laws in respect of any Transferred Assets held by it.
(b)    No investigation by any Governmental Authority with respect to any Seller Entity (to the extent related to the Transferred Assets) or with respect to any Purchased Company has been pending or, to the Knowledge of Seller, threatened.
(c)    The Seller Entities and the Purchased Companies have not received any notice or communication of any material noncompliance with any applicable Laws with respect to the Transferred Assets or the Purchased Companies.
Section 3.12    No Undisclosed Liabilities. The Seller Entities have no Liabilities arising or resulting from the ownership, use or operation of the Transferred Assets, and none of the Purchased Companies have any Liabilities (whether accrued, absolute, contingent or otherwise), in each case other than Liabilities that (a) are disclosed in the balance sheets of Seller or its Affiliates (including the Purchased Companies) or the notes thereto; (b) are included in the Working Capital or incurred in the ordinary course of business, including future executory Liabilities arising under any Business Contract or Real Property Leases (other than as a result of breach of contract, tort, infringement or violation of applicable Law) and the Indebtedness of the Purchased Companies; (c) are set forth on Schedule 3.12, (d) have not been, or would not, individually or in the aggregate, reasonably be likely to be material to the Business and the Transferred Assets, taken as a whole; or (e) constitute Excluded Liabilities.
Section 3.13    Taxes.
(a)    All material Tax Returns required to be filed by any Seller Entity with respect to the Transferred Assets and by or with respect to the Purchased Companies have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.
(b)    All material Taxes that are due and payable by or with respect to the Purchased Companies or the Transferred Assets have been duly and timely paid (or caused to be paid), other than Taxes that are being contested in good faith by or on behalf of a Purchased Company or a Seller Entity.
(c)    All material Taxes required to be withheld and remitted by any Purchased Company under any applicable Law have been duly and timely withheld and remitted to the proper Tax Authority.
(d)    None of the Purchased Companies is engaged in any audit, examination or investigation by any Tax Authority. No Tax Authority has asserted any material tax assessments, deficiencies or adjustments related to any Purchased Company that has not since been resolved and paid in full.
(e)    No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes, in each case, is currently in effect with respect to any Purchased Company.
(f)    There are no material Liens (other than Permitted Liens) upon the Transferred Assets or the assets of any Purchased Company for any failure to pay Taxes.

(g)    Each non-U.S. Purchased Company is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and will continue to be a “controlled foreign corporation” through the Closing Date.
(h)    Other than as set forth in this Section 3.13, Seller does not make any representation or warranty with respect to Tax matters.
Section 3.14    Licenses, Permits and Authorizations. The Seller Entities and the Purchased Companies possess all material Permits necessary to permit them to operate the Business as currently conducted and to own, use or operate the Transferred Assets substantially in the manner in which they are now owned, used or operated. All Transferred Permits are in full force and effect in all material respects, and there are no material Proceedings pending or threatened that seek the revocation, cancellation, suspension or adverse modification thereof.
Section 3.15    Absence of Certain Changes or Events. From January 1, 2022 through the date of this Agreement, the Seller Entities and the Purchased Companies have (a) conducted the Business and used and operated the Transferred Assets only in the ordinary course and (b) not suffered a Material Adverse Effect.
Section 3.16    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no claims by any Seller Entity or any Purchased Company relating to the Business and pending under any Available Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such Available Insurance Policies or in respect of which such underwriters have reserved their rights in writing, other than ordinary course reservations of rights.
Section 3.17    Brokers’ Fees. Other than Cowen and Company, LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Seller or any of its Affiliates.
Section 3.18    Customers. Schedule 3.18 sets forth the top twenty (20) customers of the Business (consolidating any customers that are Affiliates of one another into one customer for purposes of Schedule 3.18) for fiscal years 2021 and 2022 that are active as of the date of this Agreement, determined on the basis of the total amount of revenues from such customers during such periods.
Section 3.19     No Other Representations and Warranties. Notwithstanding anything contained in ARTICLE IV or any other provision of this Agreement, it is the explicit intent of each Party, and Seller agrees, that Buyer is not making and has not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in ARTICLE IV.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 4.1    Organization and Qualification.
(a)    Buyer is an Ontario corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power and authority to own or lease its assets and to conduct its business as it is now being conducted.

(b)    Buyer is duly licensed or qualified and in good standing in all jurisdictions in which the ownership of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into or perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or consummate the Transactions.
Section 4.2    Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it, and to consummate the transactions, hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the Ancillary Agreements to which it is a party. This Agreement has been, and as of the Closing the Ancillary Agreements to which it is a party will have been, duly and validly executed and delivered by Buyer, and this Agreement and the Ancillary Agreements to which it is a party constitute, or when executed will constitute (assuming due authorization, execution and delivery of the other parties), valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.
Section 4.3    Consents and Approvals; No Conflict. Except as could not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not:
(a)    violate any provision of, or result in the breach of any Law applicable to Buyer, or require any Approval of any Governmental Authority;
(b)    violate or result in the breach of any Organizational Documents of Buyer; or
(c)    (i) violate, breach or result in a default under any material Contract, indenture or other instrument to which Buyer or any of its Affiliates is a party or by which Buyer may be bound, (ii) terminate or result in the termination of any Contract, indenture or instrument, (iii) result in the creation of any Lien upon any of the properties or assets of Buyer or (iv) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien.
Section 4.4    Litigation and Proceedings. As of the date of this Agreement (a) there are no Proceedings or, to the Knowledge of Buyer, investigations, before or by any Governmental Authority pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or to consummate the Transactions, and (b) there is no unsatisfied judgment or any open injunction binding upon Buyer which would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or to consummate the Transactions.
Section 4.5    Financial Ability. At the Closing, Buyer will have unrestricted cash on hand or committed existing lines of credit, to provide, in the aggregate, monies sufficient to fund the consummation of the Transactions.

Section 4.6    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Buyer or any of its Affiliates.
Section 4.7    Acquisition of Shares for Investment. Buyer is acquiring the Purchased Equity Interests for investment purposes and not with a view toward or for offer or resale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Purchased Equity Interests. Buyer acknowledges that the Purchased Equity Interests have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933 (the “Securities Act”), or any state or foreign securities Laws, and agrees that the Purchased Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such applicable Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Purchased Equity Interests that Buyer receives, directly or indirectly, hereunder will be received only on behalf of itself and its Affiliate assignees and not for the account or benefit of any other Person. Buyer is able to bear the economic risk of holding the Purchased Equity Interests for an indefinite period (including total loss of its investment).
Section 4.8    No Other Representations or Warranties. Notwithstanding anything contained in ARTICLE III or any other provision of this Agreement, it is the explicit intent of each Party, and Buyer agrees, that Seller and its Affiliates are not making and have not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in ARTICLE III.
ARTICLE V. COVENANTS
Section 5.1    Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as (i) set forth in Schedule 5.1, (ii) contemplated by this Agreement, (iii) required by applicable Law, (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (v) to deal with the impact of epidemics, pandemics or health crises (including COVID-19) on the Business, to the extent reasonably necessary and, if applicable, in line with applicable guidelines issued by Governmental Authorities, Seller shall, and shall cause the Purchased Companies to, operate the Business in the ordinary course and consistent with prior practice; in particular, Seller shall not, and it shall ensure that no Purchased Company will, (i) increase the annual salary, wages, benefits or any other compensation of any Transferred Employee by more than 3% over 2022; or (ii) do, or omit to do, anything before or at the Closing that would reasonably be expected to reduce the aggregate Cash Amounts of the Purchased Companies as of immediately prior to the Closing to an amount lower than $3,000,000.
Section 5.2    Access and Information. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Buyer, its Affiliates and the Financing Parties shall be entitled, including through its and their Representatives, to make such investigation of the Business, the Purchased Companies, the Transferred Assets and Assumed Liabilities, and to receive such information (to the extent relating to such investigation), as it reasonably requests and to make extracts and copies of the Transferred Business Records or the business and records of the Purchased Companies. Any such investigation and examination shall be conducted after reasonable advance notice under reasonable circumstances and shall be subject to any restrictions under applicable Law and this Agreement. Seller shall, and shall cause its Affiliates and Representatives to, cooperate with Buyer, its Affiliates and the Financing Parties and their respective Representatives in connection with such investigation and examination, and Buyer, its Affiliates and the Financing Parties and

their respective Representatives shall cooperate with the respective Representatives of Seller and its Affiliates and shall minimize any disruption to the business of Seller and its Affiliates. This Section 5.2 shall not entitle Buyer, its Affiliates and the Financing Parties or their respective Representatives to contact any third party doing business with Seller or its Affiliates, access the properties or records of any such third party or access the properties of Seller or its Affiliates, in each case without Seller’s prior written consent. For the avoidance of doubt, Buyer, its Affiliates and the Financing Parties shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive environmental or subsurface investigation, including any “Phase II” environmental site assessment or similar work on any Owned Real Property without the prior written consent of Seller (which may be withheld in its sole discretion).
Section 5.3    Non-Assignable Assets; Third-Party Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, conveyance, assignment or delivery to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom would be prohibited under applicable Law or would require the consent, approval or other action of any Person and such consent or approval has not been obtained from, or other action has not been taken by, such Person at or prior to the Closing (collectively, the “Non-Assignable Assets”), (i) the Closing shall proceed in accordance with this Agreement (unless such failure causes a failure of any of the conditions to Closing set forth in Section 6.1(a) in which case the Closing shall proceed only if the failed condition is waived by the Party entitled to the benefit thereof) and Buyer shall pay the Closing Purchase Price in accordance with Section 2.4(b)(i) without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets, and (ii) to the extent not inconsistent with the terms of any Non-Assignable Asset or applicable Law, the Parties shall treat Buyer as the owner thereof for Tax purposes from and after the Closing.
(b)    Seller and Buyer shall each use commercially reasonable efforts to and reasonably cooperate with each other to obtain any consents or approvals required from third parties or take such other required actions (other than governmental consents or approvals or other actions required by a Governmental Authority, which shall be governed by Section 5.4) to transfer, convey, assign or deliver the Transferred Assets (including, after the Closing, the Non-Assignable Assets) in connection with the consummation of the Transactions (such required consents, approvals or other actions, the “Third-Party Consents”). Neither Seller, nor any of its Affiliates, will be obligated to pay any amounts, provide other consideration or otherwise grant any accommodations in connection with obtaining or seeking to obtain any Third-Party Consent.
(c)    If any Third-Party Consent is not obtained prior to the Closing, then until the earlier of such time as such Third-Party Consent is obtained and six (6) months following the Closing Date (such earlier time, the “Consent Deadline”), Seller and Buyer shall each continue to use commercially reasonable efforts to and reasonably cooperate with each other to obtain such Third-Party Consent as soon as practicable after the Closing, and to the extent permitted by applicable Law, Seller shall, and shall cause other Seller Entities to, (i) provide Buyer and its Affiliates the maximum allowable use of the Non-Assignable Assets, including by establishing an agency type or similar arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the fullest extent practicable and permitted by applicable Law, the claims, rights and benefits and assume the corresponding Liabilities and obligations with respect thereto (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) enforce at Buyer’s request any rights of the Seller Entities under or with respect to, as applicable, such Non-Assignable Asset (but not including litigation or the threat of litigation). In consideration of the foregoing, Buyer shall, or shall cause its applicable Affiliates to, promptly pay, perform or discharge when due any Liability (including any Liability for Taxes) or obligation arising under such Non-Assignable Assets after the Closing (if and to the extent such Liability would constitute an Assumed Liability had the Non-Assignable Asset been transferred at the Closing on the terms set forth in this Agreement). Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with their use of any such Non-Assignable Asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 5.3.
(d)    When the requisite Third-Party Consent is obtained, subject to applicable Law, the applicable Transferred Asset shall be deemed to have been automatically transferred, conveyed, assigned and/or delivered, as applicable, to Buyer on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of any other Person, as of the Closing, except to the extent the date of such Third-Party Consent is deemed by applicable Law to have occurred on another date, in which case, as of such date.
(e)    Any Contract to which any Seller Entity is a party that is not exclusively related to the Business and that relates to both the Business and any other business of Seller or any Affiliate of Seller (each, a “Shared Contract”), solely to the extent such Shared Contract is contemplated by clause (ii) or (iv) in the definition of Transferred Business Contract, shall be (x) assigned, transferred and conveyed only with respect to (and preserving the meaning of) those portions that relate exclusively to the Business, to Buyer or one of its Affiliates, if so assignable, transferable or conveyable, or (y) appropriately amended prior to, on or after the Closing (and, if necessary or deemed reasonably advisable by Seller or Buyer, new Contracts with respect thereto shall be executed), so that Buyer or one of its Affiliates shall be entitled to the rights and benefit of those parts of such Shared Contract that relate exclusively to the Business and shall assume the related portion of any Assumed Liabilities contemplated by this Agreement. Notwithstanding the foregoing, (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is a Non-Assignable Asset and (ii) if any Shared Contract is a Non-Assignable Asset and cannot be so partially assigned (or amended) at Closing, until the earliest of (A) such time as the applicable Third-Party Consent is obtained or denied in writing, (B) six (6) months after the Closing Date and (C) the expiration of the term of such Shared Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Buyer or its Affiliate, then Seller will cooperate with Buyer to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Buyer intended to both (x) provide Buyer, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those portions that relate exclusively to the Business and (y) cause Buyer to bear all Assumed Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).
Section 5.4    Efforts to Consummate. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:
(a)    Subject to the terms and conditions herein provided, Seller and Buyer agree, and shall cause each of their respective Affiliates, to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VI and obtaining consents of all Governmental Authorities and any third parties necessary to consummate the Transactions), including as may be required by ARIN (the American Registry of Internet Numbers).
(b)    In furtherance of the foregoing, Seller and Buyer shall, and shall cause each of their respective Affiliates to, (i) to the extent necessary, make any appropriate filing as soon as practicable after the date of this Agreement to obtain Approvals from other Governmental Authorities with respect to the Transactions, and (ii) supply as promptly as practicable to the appropriate Governmental Authorities any additional information, responses and documentary material that may be requested related to the appropriate filings. Buyer, on the one hand, and Seller, on the other hand, shall each provide counsel for the other Party advance drafts of (and final copies of) any proposed written communication to any Governmental Authority relating to the Transactions for such other Party’s review, comment and consent (which shall not be unreasonably withheld, delayed or conditioned) and shall make any changes to such communications as such other Party reasonably requests. Neither Buyer nor Seller, nor any of their respective Affiliates, shall participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives such other Party a reasonable opportunity to attend and participate in such meeting or discussion. Buyer, on the one hand, and Seller, on the other hand, will provide the other Party with copies of all correspondence that Buyer or Seller or their respective Affiliates receive from any Governmental Authority with respect to this Agreement and the Transactions. However, each of Seller and Buyer may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of Buyer and Seller may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that Buyer and Seller shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.
(c)    All Governmental Filing Fees shall be paid by Buyer.
(d)    Except as specifically required by this Agreement, Buyer shall not, and shall not permit any of its Affiliates to, take any action or refrain from taking any action the effect of which would be to delay or impede the ability of Buyer and Seller to consummate the Transactions. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in obtaining, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions, (iii)  increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the Transactions.
Section 5.5    Post-Closing Access. After the Closing Date, Buyer shall, until the seventh (7th) anniversary of the Closing Date, retain all Transferred Business Records and any books and records of the Purchased Companies and make the same available for inspection and copying by Seller during normal business hours of Buyer, upon reasonable request and upon reasonable notice. No such Transferred Business Records or books and records of the Purchased Companies shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 5.6    Seller Marks.
(a)    Buyer agrees that it shall, after the Closing Date, promptly cease to use the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g. signage), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within one hundred eighty (180) days following the Closing Date. In furtherance thereof and in compliance with the foregoing, Buyer shall (i) remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by Buyer, and (ii) use commercially reasonable efforts to cause any third parties using or licensing Seller Marks on behalf of or with the consent of Buyer to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties, including with respect to the foregoing any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, labels, hang tags and other materials.
(b)    The Parties agree that damages would be an inadequate remedy and that a Person seeking to enforce this Section 5.6 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof.
Section 5.7    Guarantees.
(a)    Prior to the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller or any of its Affiliates (collectively, the “Seller Guarantors”) in respect of all Liabilities and obligations of the Seller Guarantors under, any outstanding letters of credit, surety bonds, security deposits, guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates to the extent relating to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Seller Guarantees”) listed in Schedule 5.7.
(b)    With respect to any Seller Guarantees listed in Schedule 5.7 that are not terminated or for which Buyer or one of its Affiliates has not been substituted in all respects for the applicable Seller Guarantor(s) as provided in Section 5.7(a), (i) Seller and Buyer shall, and shall cause their respective Affiliates to, continue to reasonably cooperate and use their respective commercially reasonable efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of, all obligations and Liabilities under any such Seller Guarantees, and (ii) until any such Seller Guarantee is terminated, Buyer shall (A) obtain and maintain in effect (including through any replacement letters of credit) one or more letters of credit, in a form and substance reasonably satisfactory to Seller and effective as of the Closing, to backstop any of the Seller Guarantors’ Liabilities or obligations under any such Seller Guarantee, and (B) not, and shall not permit any of its Affiliates to, (w) renew or extend the term of, (x) increase the obligations of the Seller Guarantors under, (y) transfer to another third party, or (z) amend in any manner, except as contemplated pursuant to clause (i) of this Section 5.7(b) or otherwise required by this Agreement, any Business Contract or other obligation for which Seller or any of its Affiliates (including any Seller Guarantor) is or would reasonably be expected to be liable under such Seller Guarantee.
(c)    To the extent that any Seller Guarantor has performance obligations or any other Liability under or related to any Seller Guarantee listed in Schedule 5.7, in each case, if and to the extent related to the operation of the Transferred Assets after the Closing, Buyer shall (i) perform, pay and discharge, or cause one or more of its Affiliates to perform, pay and discharge in all respects such obligations on behalf of such Seller Guarantor or (ii) otherwise use commercially reasonable efforts to take such actions as reasonably requested by Seller so as to put such Seller Guarantor in the same position as if Buyer or one or more of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations.
(d)    For purposes of this Section 5.7, and for the avoidance of doubt, “commercially reasonable efforts” shall not require Seller to, or cause any of its Affiliates to, (i) make or accelerate any payment under any Indebtedness, Contract or other obligation for which a Seller Guarantor is or may be liable under any Seller Guarantee or (ii) pay any other amounts, provide other consideration or otherwise grant any accommodation to any third party.
Section 5.8    Contact with Suppliers and other Business Relations. During the period from the date of hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee (excluding executive officers of Seller), customer, supplier, distributor or other material business relation of any Seller Entity or any Purchased Company, regarding the Business, the Purchased Companies, the Transferred Assets, the Assumed Liabilities or the Transactions unless otherwise agreed or directed by Seller.
Section 5.9    Tax Matters.
(a)    Mutual Cooperation. Seller and Buyer shall, solely with respect to the Transferred Assets or the Purchased Companies, at the other Party’s expense (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, or the defense of any audit or other examination by any Tax Authority or any judicial or administrative Proceeding with respect to Taxes, and (ii) each retain and provide the other with any records or other information which the other may reasonably request that are relevant to such Tax Return, audit, examination or Proceeding. Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information, if any, that may be relevant to such returns for all Pre-Closing Tax Periods.
(b)    Payroll Tax Reporting. Buyer and Seller agree that for the taxable year that includes the Closing Date, they will follow the Standard Procedure of Rev. Proc. 2004-53, 2004-34 IRB 320, so that each of Buyer and Seller shall be responsible for employment tax reporting with respect to the wages and other compensation that it pays to Transferred Employees for such calendar year.
(c)    Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, “Transfer Taxes”) shall be borne and timely paid by Buyer. Buyer shall, at its own expense, timely file any Tax Return or other document required to be filed by it with respect to such Transfer Taxes, and Buyer and Seller shall cooperate in the preparation and filing of any Tax Returns that must be filed in connection with any Transfer Taxes. Each Party shall use commercially reasonable efforts to cooperate upon request as reasonably necessary to minimize the amount of any Transfer Taxes or fees applicable to the Transactions.
(d)    Section 338 Election. Neither Buyer nor any Affiliate or subsidiary of Buyer shall make or file an election under Section 338 of the Code (or any similar provision of state, local or foreign Law) with respect to any Purchased Company or any of its subsidiaries in connection with the sale and purchase of the Purchased Equity Interests pursuant to this Agreement.

(e)    Tax Election Section 245A. The Parties hereby enter into a written, binding agreement, as described in Treasury Regulation Section 1.245A-5(e)(3)(i)(C) to enable Seller to make a valid election to close the taxable year of each Purchased Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code effective as of the end of the Closing Date. The Parties hereby also agree to make any corresponding election under U.S. state or local Law. For purposes of Section 245A of the Code, the Parties shall allocate all items of income, loss, profit, and deduction for Tax purposes for the taxable year that includes the Closing Date with respect to each applicable non-U.S. Purchased Company to periods ending on or prior to the Closing Date on a “closing of the books” basis to the extent permitted by applicable Tax Law.
(f)    Post-Closing Actions. From and after the Closing, without the prior written consent of Seller (which may not be unreasonably withheld, delayed or conditioned), Buyer shall not, and shall not permit any of its subsidiaries (including the Purchased Companies) to, amend any Pre-Closing Tax Return of a Purchased Company or relating to the Transferred Assets, initiate any voluntary disclosure with respect to Pre-Closing Tax Period Taxes of a Purchased Company or relating to the Transferred Assets, voluntarily approach a Governmental Authority with respect to Pre-Closing Tax Period Taxes of a Purchased Company or relating to the Transferred Assets, or waive or extend any statute of limitations for the assessment or collection of any Pre-Closing Tax Period Taxes of a Purchased Company or relating to the Transferred Assets.
(g)    Tax Refunds. Any refund of Taxes (whether received in cash or applied as an offset against Taxes due, or as a result of a reduction to Taxes due attributable to an overpayment of Taxes or estimated Taxes in prior periods or the same Tax period), accruing to Buyer or any of its Affiliates in respect of the Transferred Assets or any Purchased Company (each, a “Tax Benefit”) attributable to any Taxes relating to the Pre-Closing Tax Period shall be for the account of Seller. If Seller so requests and at Seller's expense, Buyer shall, and shall cause its Affiliates to, take commercially reasonable efforts to obtain all available Tax Benefits and shall forward, and shall cause its Affiliates to forward, to Seller the amount of the Tax Benefit within ten (10) days after such Tax Benefit is received or after such Tax Benefit is allowed or applied against another Tax liability, as the case may be.
(h)    Tax Contests.
(i)    Notification. Buyer shall give written notice to Seller of any Tax Contest that could reasonably be expected to give rise to Taxes relating to the Transferred Assets or a Purchased Company with respect to a Pre-Closing Tax Period within ten (10) Business Days from the receipt by Buyer of any written notice of such Tax Contest.
(ii)    Control of Tax Contests for Pre-Closing Tax Periods. Seller shall, at its timely election, have the right to employ reputable counsel of its choice and control (at its own cost and expense) the conduct of any Tax Contest relating to Pre-Closing Tax Periods (excluding any Straddle Period). Seller shall have the right to settle or dispose of any such Tax Contest; provided, however, that (x) Seller shall consult with Buyer regarding any such Tax Contest, (y) Buyer shall have the right (at its own cost and expense) to participate in such Tax Contest and (z) Buyer's consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Seller that could reasonably be expected to adversely impact Buyer or any of its Affiliates (including the Purchased Companies) for any Post-Closing Tax Period.
(iii)    Control of Other Tax Contests. With respect to any Tax Contest relating to a Pre-Closing Tax Period that Seller does not elect to control pursuant to subsection (ii) immediately above, Buyer shall control (and Seller shall be responsible for any reasonable, documented out-of-pocket costs and expenses incurred by Buyer to control)

such Tax Contest, including the disposition thereof; provided, however, that (x) Buyer shall consult with Seller regarding any such Tax Contest, (y) Seller shall have the right (at its own cost and expense) to participate in such Tax Contest and (z) Seller's consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Buyer that could reasonably be expected to give rise to any Tax that could be Seller's responsibility.
(i)    Straddle Period. Other than with respect to any Purchased Company that is a Canadian entity, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any Taxes relating to or of the Transferred Assets or the Purchased Companies that are allocable to the portion of the Straddle Period ending on the Closing Date shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (y) in the case of Taxes not described in (x), the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the taxable period of any “controlled foreign corporation”, partnership or “flow-through” entity in which the Purchased Companies hold a beneficial interest will be deemed to terminate at such time). For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. With respect to any Purchased Company that is a Canadian entity, “Straddle Period” shall mean any taxable period that includes (but does not begin or end on) the Closing Date, and a methodology equivalent to that described above in this Section 5.9(i) shall apply in determining the portion of any Taxes relating to or of the Transferred Assets or the Purchased Companies that are allocable to the portion of the Straddle Period ending on the day immediately preceding the Closing Date.
(j)    Tax Returns.
(i)    In the case of any Pre-Closing Tax Return of a Purchased Company that is required by applicable Law to be filed on or before the Closing Date (taking into account extensions), Seller shall (x) timely file, or cause to be filed, such Tax Return with the relevant Tax Authority and (y) timely pay, or cause to be paid, to the relevant Tax Authority the amount shown as due on such Tax Return (other than amounts which were specifically taken into account in computing the Working Capital determined in respect of the Adjusted Closing Purchase Price). Seller shall be responsible for filing or causing to be filed any U.S. Information Return with respect to the Purchased Companies for any Pre-Closing Tax Period.
(ii)    In the case of any Pre-Closing Tax Return of a Purchased Company that is required by applicable Law (taking into account extensions) to be filed after the Closing Date, Seller shall prepare, or cause to be prepared, such Tax Return and deliver to Buyer for review and comment at least ten (10) Business Days (or in the case of a non-income Tax Return, three (3) Business Days) before it is due. Seller shall consider in good faith Buyer's reasonable comments received by Seller (in the case of an income Tax Return, within five (5) Business Days after Buyer received such Tax Return from Seller). Buyer shall file, or cause to be filed, such revised Tax Return with the relevant Tax

Authority, and Seller shall timely pay, or cause to be paid, to Buyer or to the relevant Tax Authority the amount shown as due on such Tax Return (other than amounts which were specifically taken into account in computing the Working Capital determined in respect of the Adjusted Closing Purchase Price).
(iii)    In the case of any Tax Returns required to be filed by a Purchased Company for any Straddle Period (“Straddle Period Tax Returns”), Buyer shall prepare, or cause to be prepared, such Tax Return consistent with prior year Tax Returns (except as required by applicable Law) and deliver to Seller for review and comment at least ten (10) Business Days (or in the case of a non-income Tax Return, three (3) Business Days) before it is due. Buyer shall consider in good faith Seller’s reasonable comments received by Buyer (in the case of an income Tax Return, within five (5) Business Days after Seller received such Tax Return from Buyer). Seller and Buyer shall negotiate in good faith to resolve any differences; provided that, if Buyer and Seller are unable to resolve their differences within fifteen (15) Business Days after Seller provides comments, the Parties shall engage the Independent Accounting Firm to review and make a determination resolving any disputes with respect thereto, which determination must be consistent with prior year Tax Returns (except as required by applicable Law). Buyer shall file, or cause to be filed, such Straddle Period Tax Returns with the relevant Tax Authority. Each of Buyer and Seller shall timely pay, or cause to be paid, to the relevant Tax Authority such party’s portion of the amount of Tax shown as due on such Tax Return, as determined in accordance with Section 5.9(i).
(iv)    All Tax Returns and U.S. Information Returns prepared pursuant to this Section 5.9(j) shall be prepared on a basis consistent with prior year Tax Returns (including U.S. Information Returns), except as required by applicable Law.
(k)    Further Assurances. After the Closing, Buyer shall not cause any Purchased Company to take any action outside the ordinary course of business on the Closing Date that is not expressly contemplated by this Section 5.9.
Section 5.10    Employee and Benefit Matters.
(a)    The employment of each Purchased Company Business Employee shall not terminate upon the Closing but shall continue immediately after the Closing, with such Purchased Company Business Employee’s years of service carried over.
(b)    With respect to any Seller Business Employee, within a reasonable period of time (but not less than thirty (30) days) prior to the Closing Date, Buyer in connection with the consummation of the Transactions (and solely in such context) shall, or shall cause its Affiliates to, offer employment, contingent on the occurrence of the Closing and commencing as of the Closing Date, to each such Seller Business Employee, which offer shall not require such Seller Business Employee to relocate his or her residence and which shall be consistent with the provisions of this Section 5.10. On or before the date that is five (5) Business Days prior to the Closing Date, Buyer shall notify Seller as to each Seller Business Employee who has accepted employment with Buyer or its Affiliates, and each Seller Business Employee who has rejected an offer of such employment.
(c)    Except as provided below, the Transferred Employees will become employees of Buyer or its Affiliates at 12:01 a.m. Central Time on the Closing Date at which time Buyer or its Affiliates will become responsible for wages, salaries, benefits, other compensation, severance pay, and severance benefits.

(d)    For a period of at least one (1) year beginning on the Closing Date and subject to the remaining paragraphs of this Section 5.10 and an individual’s continued employment with Buyer or any of its Affiliates, Buyer shall cause each Transferred Employee to be provided with (i) terms and conditions of employment (including in respect of work location, position, conditions, and responsibilities) that are substantially equivalent to such terms and conditions as provided to such Transferred Employees by Seller or any of its Affiliates immediately prior to the Closing Date, (ii) base salary or hourly wage rate or cash incentive compensation, no less favorable than provided to such Transferred Employees by Seller or any of its Affiliates immediately prior to the Closing Date, and (iii) employee benefits that are, on an aggregate basis, at least substantially comparable to and no less favorable than the benefits provided to such Transferred Employees by Seller or any of its Affiliates immediately prior to the Closing Date.
(e)    Buyer shall offer or provide each Transferred Employee and his or her eligible dependents (including all such Transferred Employee’s dependents covered immediately prior to the Closing Date by a Plan that is a group health plan) with life, accident, disability and other health and welfare benefits, including coverage under a group health, vision and dental plan maintained by Buyer or an Affiliate of Buyer that provides medical and dental benefits to the Transferred Employee and such eligible dependents, effective immediately upon the Closing Date. Each Transferred Employee who participates in the group health, vision and dental plan of Buyer following the Closing, shall receive a credit toward the deductible and out-of-pocket maximum applicable under the group health, vision and dental plan in respect of any amounts paid in the year in which Closing occurs by such employee for medical/dental benefits under the Plan that provided medical/dental benefits prior to Closing. Seller shall within one hundred and eighty (180) days of the Closing Date provide such information as Buyer may reasonably request to determine the amount of any credit to be granted to the Transferred Employees in accordance with this Section 5.10(e).
(f)    Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer and the Affiliates of Buyer (other than equity-based compensation plans that are not intended to be qualified under Section 401(a) of the Code) to recognize each Transferred Employee’s years of service and level of seniority prior to the Closing Date with Seller and its Affiliates (including service and seniority with any other employer that was recognized by Seller or its Affiliates) for purposes of terms of employment and eligibility, vesting and entitlement to benefits under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or one of its Affiliates that a Transferred Employee may be eligible to participate in on or after the Closing Date to waive any pre-existing condition exclusion with respect to participation and coverage requirements applicable to such Transferred Employee, but only to the extent that a pre-existing condition exclusion or coverage requirement under an analogous employee welfare benefit plan or program sponsored by Seller or one of its Affiliates did not exclude a Transferred Employee from participation in such Plan or program prior to the Closing.
(g)    With respect to Transferred Employees in the United States, Buyer confirms that it is responsible, on and after the Closing Date, for all relevant employer obligations under applicable Laws including any notices required under the Worker Adjustment and Retraining Notification Act and continuation rights under Section 4980B of the Code.
(h)    With respect to Transferred Employees in the United States, effective on the Closing Date, Buyer shall provide, or cause to be provided, to the Transferred Employees the right to participate in a 401(k) plan that is tax qualified under Section 401(a) of the Code, which is sponsored, established or maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”). As soon as practicable on or after the Closing Date, Seller shall take any actions as may be required to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash, and including promissory notes evidencing outstanding loans, in an amount equal to the full account balance distributed or distributable to such Transferred Employee from the 401(k) plan sponsored or maintained by Seller or any of its Affiliates (the “Seller 401(k) Plan”) to the Buyer 401(k) Plan. As of the Closing Date, the Buyer 401(k) Plan shall accept (and shall be amended, prior to the Closing Date, to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan, including plan loans.
(i)    Prior to or at the Closing, Seller shall be responsible for, and shall pay or cause to be paid, all accrued salary or hourly wage (as applicable) and accrued bonuses of each Transferred Employee owed to such Transferred Employee for hours worked in the year ended December 31, 2022. Following the Closing, Seller shall be responsible for, and shall pay or cause to be paid, all accrued salary or hourly wage (as applicable) of each Transferred Employee owed to such Transferred Employee for hours worked, during the period from the date of this Agreement until the date immediately prior to the Closing Date, which for clarity shall not include any accrued bonuses. Notwithstanding anything to the contrary herein, none of the amounts required to be paid by Seller pursuant to this Section 5.10(i) shall be included as current liabilities for purposes of calculating the Working Capital.
(j)    The provisions of this Section 5.10 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an employment agreement or an amendment to any of the compensation and benefits plans maintained for or provided to Transferred Employees prior to or following the Closing, (ii) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.10 under or by reason of any provision of this Agreement or (iii) prohibit Buyer from terminating the employment of any Transferred Employee following the Closing Date.
Section 5.11    Recordation of Transfer of Certain Transferred Assets. Buyer acknowledges and agrees that Buyer shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred Assets, including the Registered Business Intellectual Property, from the title owner of each such Transferred Asset to Buyer or its Affiliates, and to use reasonable best efforts to complete any requisite recordation or perfection of the assignment of the Transferred Assets within six (6) months following the Closing. Seller shall (at the sole cost and expense of Buyer) reasonably cooperate with Buyer in connection with, and for the six (6) months period described in, the immediately preceding sentence.
Section 5.12    Payments.
(a)    Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Companies to the extent that they are in respect of a Transferred Asset or Assumed Liability or are for the account of a Purchased Company.
(b)    Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Buyer (including the Business and the Purchased Companies) after the Closing Date to the extent that they are in respect of an Excluded Asset or Excluded Liability.
Section 5.13    Local Purchase Agreements; Further Assurances

(a)    At or prior to the Closing Date, Seller shall, and Buyer shall (and shall cause its applicable Affiliates to), execute and deliver to the other Party the Local Purchase Agreements for each of the jurisdictions set forth on Schedule 5.13(a) and any other jurisdiction mutually agreed to by Buyer and Seller (such agreement not to be unreasonably withheld, conditioned or delayed) as being necessary or appropriate to effect the sale, transfer, conveyance, assignment, delivery or assumption of any Transferred Asset, the Purchased Equity Interests or the Assumed Liabilities in any such jurisdiction (each such jurisdiction where a Local Purchase Agreement is required to be executed and delivered pursuant to this Section 5.13, a “Required Local Purchase Agreement Jurisdiction”).
(b)    Notwithstanding anything to the contrary in this Agreement or the Local Purchase Agreements, the Parties acknowledge and agree that (i) the Local Purchase Agreements are being entered into solely for purposes of implementing the sale, transfer, conveyance, assignment, delivery and assumption, as applicable, of the Transferred Assets, the Purchased Equity Interests and the Assumed Liabilities in each Required Local Purchase Agreement Jurisdiction, (ii) the Local Purchase Agreements shall not expand or limit the rights or obligations of Seller, Buyer or their respective Affiliates, beyond those provided for in this Agreement, and (iii) the payment of the Final Purchase Price under this Agreement shall be deemed to include the payment of any required purchase price under the Local Purchase Agreements. Without limiting the generality of the immediately preceding sentence, in the event of any conflict between the terms of any Local Purchase Agreements and this Agreement, Seller and Buyer agree and acknowledge that the terms of this Agreement shall control and that, if necessary, Seller and Buyer shall, and shall cause their respective Affiliates to, deliver such additional instruments or agreements as may be necessary to accomplish the foregoing, including any notarized and apostilled power of attorney authorizing local counsel in Bulgaria to execute the applicable Local Purchase Agreement on behalf of the Parties in order to facilitate the registration of such Local Purchase Agreement with the Bulgarian Commercial Register in accordance with local Law.
(c)    Each Party shall, and shall cause each of its Affiliates which is a party to a Local Purchase Agreements to, reasonably cooperate in good faith to prepare the Local Purchase Agreements in each Required Local Purchase Agreement Jurisdiction in a manner consistent with the terms of this Agreement.
(d)    To induce Buyer to enter into and carry out its obligations under this Agreement, promptly upon Buyer’s request, Seller shall execute and deliver to Buyer any and all instruments, assignments or other agreements or documents, and to take any and all actions, as may be reasonably requested by Buyer from time to time in order to validly transfer to Buyer and/or at Buyer’s request, Buyer’s designee, and vest control and title unto Buyer and/or at Buyer’s request, Buyer’s designee, of any and all of the Transferred Assets, including as may be required by ARIN.
Section 5.14    Intercompany Accounts and Intercompany Arrangements. Prior to the Closing all intercompany balances and accounts (other than the intercompany balances and accounts set forth on Schedule 5.14) between Seller or any of its Affiliates (other than the Purchased Companies), on the one hand, and the Purchased Companies, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including by Seller or any of its Affiliates (other than the Purchased Companies) removing from any Purchased Company all Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise) without any further Liability to any Purchased Company. Intercompany balances and accounts solely among any of the Purchased Companies shall not be affected by this provision. Immediately prior to the Closing, except for the Ancillary Agreements to be entered into in connection with this Agreement, all Contracts between any Purchased Company on the one hand and Seller or any of its Affiliates (other than any Purchased

Company) on the other hand shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further Liabilities therefor or thereunder.
Section 5.15    Non-Competition; Non-Solicitation.
(a)    For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller agrees that it will not, and will cause each of its Affiliates not to, directly or indirectly, either individually or as an equityholder, owner, partner, manager, agent, consultant, lender, guarantor or otherwise, engage in any business the same as or substantially similar to, or engage in competition with, the Business; provided, that the foregoing shall not prohibit Seller or any of its Affiliates from (A) owning five percent (5%) or less of the outstanding equity or debt securities of a publicly traded company so long as Seller or such Affiliate thereof has no active participation whatsoever (whether directly or indirectly, including through any Affiliate) in the business of such publicly traded company; or (B) providing transition services to Buyer and its Affiliates (including the Purchased Companies) pursuant to the Transition Services Agreement or otherwise.
(b)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, offer to hire, entice away, retain, employ or solicit for employment any person, or induce, persuade or encourage such person to leave the employ of any Purchased Company, Buyer or any of its Affiliates, who immediately prior to the Closing Date was employed as an employee of any Purchased Company or any Seller Entity; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such employee or (B) Seller or any of its Affiliates from soliciting, recruiting or hiring any such employee who has ceased to be employed or retained by a Purchased Company, Buyer or any of its Affiliates for at least six (6) months.
(c)    During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, offer to hire, entice away, retain, employ or solicit for employment any person, or induce, persuade or encourage such person to leave the employ of Seller or any of its Affiliates, who immediately prior to the Closing Date was employed as an employee of Seller or any of its Affiliates (other than any Business Employee); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such employee or (B) Buyer or any of its Affiliates from soliciting, recruiting or hiring any such employee who has ceased to be employed or retained by Seller or any of its Affiliates for at least six (6) months.
(d)    Seller and Buyer agree that no portion of the purchase price hereunder shall be allocable to, and no proceeds shall be received or receivable by Seller or any other Person for, granting the restrictive covenants set forth in Section 5.15(a) or Section 5.15(b) (collectively, the “Restrictive Covenants”) and that such Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Equity Interests being acquired pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Section 5.15(d) will diminish, limit or derogate from the validity or enforceability of any of the Restrictive Covenants and Seller agrees that it will not assert or claim that this Section 5.15(d) diminishes, limits or derogates from the validity or enforceability of such Restrictive Covenants in any manner whatsoever.
Section 5.16    Financing. Buyer shall use best efforts to obtain debt financing in an amount that, together with any cash on hand, would be sufficient to pay the Closing Purchase Price (the “Debt Financing”) on the Closing Date.

ARTICLE VI. CONDITIONS TO OBLIGATIONS
Section 6.1    Conditions to Each Party’s Obligations to Consummate the Transactions. The respective obligations of Buyer and Seller to consummate the Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions:
(a)    Third-Party Consents. The Third-Party Consents in respect of the Transferred Business Contracts set forth in Schedule 6.1(a) (the “Required Third-Party Consents”) shall have been obtained.
(b)    No Injunctions or Restraints. No applicable Law shall be in effect, and no injunction or other judgment issued by any court of competent jurisdiction or by any Governmental Authority shall have been entered and remain in effect, in each case which restrains, enjoins, prohibits, invalidates, makes illegal or otherwise prevents the consummation of the Transactions.
(c)    Bulgarian Registration. The Local Purchase Agreement effectuating Seller’s transfer of its equity interests in Hostopia Bulgaria EOOD to Buyer in accordance with Bulgarian Law shall have been registered with the Bulgarian Commercial Register.
Section 6.2    Conditions to Obligations of Buyer to Consummate the Transactions. The obligations of Buyer to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)    Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement that (i) is not qualified by Material Adverse Effect shall be true and correct as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect and (ii) is qualified by Material Adverse Effect shall be true and correct as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date).
(b)    Performance of Obligations of Seller. Seller shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller at or before the Closing.
(c)    Officer’s Certificate. Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.2(a) and Section 6.2(b) have been fulfilled.
Section 6.3    Conditions to Obligations of Seller to Consummate the Transactions. The obligations of Seller to consummate the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
(a)    Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement that (i) is not qualified by material adverse effect shall be true and correct as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date) except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the ability of

Buyer to consummate the Closing or otherwise perform its obligations under this Agreement and the Ancillary Agreements and (ii) is qualified by material adverse effect shall be true and correct as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date).
(b)    Performance of Obligations of Buyer. Buyer shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.
(c)    Officer’s Certificate. Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 6.3(a) and Section 6.3(b) have been fulfilled.
Section 6.4    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any conditions set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was proximately caused by such Party’s failure to comply with its obligations set forth in Section 5.4.
ARTICLE VII. TERMINATION
Section 7.1    Termination. At any time prior to the Closing, this Agreement may be terminated, and the Transactions abandoned:
(a)    by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;
(b)    by Buyer, if there has been a material breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer or such longer period as the Parties may agree upon; provided that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in ARTICLE VI not to be capable of being satisfied;
(c)    by Seller, if there has been a material breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of any Seller at the Closing and such breach has not been cured by Buyer within thirty (30) days after written notice thereof from any Seller or such longer period as the Parties may agree upon; provided that none of Seller is then in material breach of this Agreement so as to cause any of the conditions set forth in ARTICLE VI not to be capable of being satisfied;
(d)    by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to any Party (i) that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such legal restraint or (ii) if such legal restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;
(e)    by either Buyer or Seller, if (i) no Closing has occurred on or before March 31, 2023; provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before such date; or
(f)    by Seller, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by Buyer, (ii) Seller has provided notice to Buyer in writing that it is prepared to consummate the Closing, and (iii) Buyer fails to consummate the Closing within two (2) Business Days after the delivery of such notice.
Section 7.2    Effect of Termination.
(a)    In the event of termination of this Agreement pursuant to Section 7.1, subject to Section 7.2(b), this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party hereto; provided, that if this Agreement is validly terminated by a Party as a result of a Willful Breach of this Agreement by a non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity against such non-terminating Party. The provisions of this Section 7.2, Section 9.4, Section 9.12, and Section 9.14 shall survive any termination of this Agreement. Further, the Confidentiality Agreement shall not be affected by a termination of this Agreement.
(b)    If this Agreement is validly terminated by (i) Seller pursuant to Section 7.1(f) or (ii) Buyer pursuant to Section 7.1(e) at a time when this Agreement would be terminable pursuant to Section 7.1(f) but for the giving of notice and lapse of time (each of clauses (i) and (ii), a “Qualified Termination”), then Buyer will pay Seller an amount equal to $2,500,000 (the “Termination Fee”) by wire transfer of immediately available funds (to an account or accounts designated by Seller) within five (5) Business Days after the date of termination of this Agreement.
(c)    If Buyer fails to pay the Termination Fee when actually due pursuant to Section 7.2(b), Buyer shall pay, or cause to be paid, to Seller, in addition to the Termination Fee, (i) interest on the Termination Fee from the date such payment was due pursuant to Section 7.2(b) through the date of actual payment at the prime lending rate as published in The Wall Street Journal in effect on the date of termination plus 2%, and (ii) costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller and its Affiliates in connection with the enforcement of Section 7.2(b) and the collection of such enforcement amounts and the Termination Fee (collectively, the “Collection Costs”).
(d)    Subject to Section 7.2(e), Seller may pursue both a grant of specific performance, injunction or other equitable remedies under Section 9.13 and the payment of the Termination Fee under Section 7.2(b); provided that, under no circumstances shall Seller be permitted or entitled to receive both (i) a grant of specific performance of the obligation to consummate the Closing and (ii) any monetary damages in connection with this Agreement or any termination of this Agreement, including the Termination Fee. It is understood that under no circumstances will the Termination Fee be payable on more than one occasion.
(e)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.13, each of the Parties acknowledges and agrees that Seller’s right to receive the Termination Fee and the Collection Costs payable pursuant to this Section 7.2 shall, in the event of a Qualified Termination in respect of which Seller has been paid the Termination Fee pursuant to this Section 7.2, be the sole and exclusive remedy of Seller and its Affiliates against Buyer and its Affiliates and Representatives for any loss or damage suffered by Seller and its Affiliates as a result of any breach of this Agreement by Buyer, including a breach that results in the failure of the Closing; provided that nothing in this Section 7.2(e) shall limit the right of Seller to bring or maintain any action or proceeding for injunction, specific performance or other equitable relief to the extent, and solely to the extent, provided in Section 9.13, unless a Qualified Termination has occurred and the Termination Fee has been paid in accordance with this Section 7.2.
ARTICLE VIII. INDEMNIFICATION
Section 8.1     Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VIII from and after the Closing, Seller will indemnify and hold harmless Buyer and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Buyer Indemnified Parties” and, individually, a “Buyer Indemnified Party”) from and against (x) any and all Losses arising out of or resulting from, directly or indirectly, any failure of any representation or warranty made by Seller in ARTICLE III to be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, as of such date); and (y) any failure of Seller to perform any of its covenants or obligations under this Agreement; provided, that Buyer Indemnified Parties’ right to indemnification by Seller pursuant to this Section 8.1 shall be subject to the following limitations:
(a)    the Buyer Indemnified Parties shall not be entitled to recover under this Section 8.1 until the total amount that the Buyer Indemnified Parties would otherwise recover under this Section 8.1 (but for this Section 8.1(a)) exceeds on a cumulative basis an amount equal to $315,000 (the “Deductible”), and then only to the extent of any such excess; and
(b)    the aggregate liability of Seller under this ARTICLE VIII shall in no event exceed $6,300,000 (the “Cap”).
Section 8.2    Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Buyer will indemnify and hold harmless Seller and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Seller Indemnified Parties” and, individually, a “Seller Indemnified Party”) from and against (x) any and all Losses arising out of or resulting from, directly or indirectly, any failure of any representation or warranty made by Buyer in ARTICLE IV to be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, as of such date); and (y) any failure of Buyer to perform any of its covenants or obligations under this Agreement; provided, that Seller Indemnified Parties’ right to indemnification by Buyer pursuant to this Section 8.2 shall be subject to the following limitations:
(a)    the Seller Indemnified Parties shall not be entitled to recover under this Section 8.2 until the total amount that the Seller Indemnified Parties would otherwise recover under this Section 8.2 (but for this Section 8.2(a)) exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent of any such excess; and
(b)    the aggregate liability of Buyer under this ARTICLE VIII shall in no event exceed the Cap.
Section 8.3    Certain Limitations and Covenants. Notwithstanding anything to the contrary in this Agreement:
(a)    Neither Seller nor Buyer, to the extent required to pay indemnification under this ARTICLE VIII (as applicable, the “Indemnifying Party”) shall have any indemnification obligations to the other Party (as applicable, the “Indemnified Party”) for any

Losses to the extent such Losses were included or reflected in the calculation of the Final Purchase Price in accordance with Section 2.5(f).
(b)    No Indemnifying Party shall have any indemnification obligations for punitive, special, indirect, consequential, lost profit or multiples-based damages; provided, that the foregoing shall not limit a Person’s ability to recover any such Losses actually paid to a third party in connection with a Third-Party Claim.
(c)    All calculations of the amount of Losses for which indemnification is to be made pursuant to this ARTICLE VIII shall be net of any insurance proceeds actually received; it being understood that (i) the Indemnified Party shall use commercially reasonable efforts to file and pursue the recovery of each applicable insurance claim promptly, and (ii) following the payment by the Indemnifying Party of its indemnification obligations with respect to any Loss, (A) at the request of the Indemnifying Party, the Indemnifying Party shall be subrogated to any rights of each Indemnified Party to any insurance recovery with respect to such Loss, and (B) if any insurance recovery with respect to such Loss is received by an Indemnified Party, such Indemnified Party shall pay to the Indemnifying Party the amount of such recovery.
(d)    The Indemnified Party shall use commercially reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement in accordance with applicable Law. If the Indemnified Party shall fail to mitigate any claim or liability in accordance with its obligations under the preceding sentence, then anything to the contrary contained herein notwithstanding, the Indemnifying Party shall not be required to indemnify any Person solely for the portion of Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
(e)    From and after the Closing, the indemnification rights provided by this ARTICLE VIII shall constitute the sole and exclusive monetary remedy of the Indemnified Parties for any failure of representations or warranties to be correct, or the breach of any covenants or agreements, of the Indemnifying Party contained in this Agreement or for any other claim arising from or related to this Agreement; provided, however, that nothing herein shall limit (i) any claim based on Fraud, or (ii) any Party’s right to seek specific performance or injunctive relief in accordance with Section 9.13. In furtherance of the foregoing, to the maximum extent permitted by applicable Law, each of Buyer and Seller hereby waives and (if necessary to give effect to this Section 8.3(e)) will cause each of its Affiliates and each of its and its Affiliates’ officers, directors, equity holders, employees and agents to waive all claims, causes of action and other remedies with respect to such Party against Buyer or Seller, as applicable, with respect to Buyer’s or Seller’s, as applicable, representations, warranties, covenants and agreements hereunder as a matter of contract, equity, under or based upon any applicable Law or otherwise (including for rescission), except to the extent expressly stated in this ARTICLE VIII or in the Transition Services Agreement.
Section 8.4    Indemnification Claims.
(a)    Any claim for indemnification under this ARTICLE VIII shall be brought and asserted by the applicable Indemnified Party by delivering written notice of such claim to the Indemnifying Party (the “Claim Notice”) on or before the Warranty Termination Date. The Claim Notice shall set forth, in reasonable detail, the facts and circumstances giving rise to such claim and the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith, nonbinding estimate of the amount of Losses that are reasonably expected to be incurred. The Indemnifying Party shall have no liability for an indemnification claim under Section 8.1 or Section 8.2, as applicable, unless the Indemnifying Party shall have received the Claim Notice with respect thereto on or before the Warranty Termination Date. For each claim for indemnification under this Agreement that is made prior to the Warranty Termination Date, such claim and associated right to indemnification, subject to the limitations set forth in this Agreement, will not terminate before final determination and satisfaction of such claim.
(b)    Upon the Claim Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the “Indemnification Dispute Notice”) that the basis or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that an Indemnification Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period, the Indemnifying Party shall pay to the Indemnified Party the amount set forth in the Claim Notice as promptly as practicable (but in no event later than ten (10) days after the end of such thirty (30) day period). In the event an Indemnification Dispute Notice is timely given to an Indemnified Party, the Parties shall have thirty (30) days to resolve the dispute. In the event the dispute is not resolved by the Parties within the required period, the Parties shall have the right to pursue all available legal remedies to resolve such dispute.
Section 8.5    Third-Party Claims.
(a)    If an Indemnified Party receives written notice of the commencement of any third-party claim or Proceeding or of the imposition of any penalty or assessment, for which indemnity may be sought pursuant to this ARTICLE VIII (a “Third-Party Claim”), and the Indemnified Party intends to seek indemnity pursuant to this ARTICLE VIII, the Indemnified Party shall within ten (10) Business Days provide the Indemnifying Party with a Claim Notice with respect to such claim, Proceeding, penalty or assessment to which the complaint or other papers commencing such Third-Party Claim shall be attached. In the event of failure to give such Claim Notice, the Indemnified Party’s entitlement to indemnification hereunder in respect of such Third-Party Claim shall not be adversely affected except to the extent, if any, that the Indemnifying Party is actually prejudiced thereby.
(b)    Promptly after receiving a Claim Notice under Section 8.5(a), the Indemnifying Party will have the right, but not the obligation, to conduct the defense of such Third-Party Claim, at the expense of the Indemnifying Party, with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, by providing written notice to the Indemnified Party within sixty (60) days after receipt of the Claim Notice under Section 8.5(a), (otherwise, such right to conduct such defense will be deemed waived); provided, that the Indemnifying Party shall be entitled to direct the defense for only so long as (i) the underlying claim is not in respect of any matter involving criminal liability and (ii) the primary remedy sought under the underlying claim is not the imposition of any equitable remedy that would be binding upon the Indemnified Party or any of its Affiliates.
(c)    If the Indemnifying Party elects to assume the defense of a Third-Party Claim pursuant to, and in accordance with, Section 8.5(b), the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, subject to the Indemnifying Party’s right to control the defense; provided, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of one counsel for the Indemnified Party if (i) the Indemnified Party’s counsel shall have reasonably concluded and advised that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (ii) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. If any proposed settlement of any Third-Party Claim under this ARTICLE VIII provides for relief other than the payment of money damages in an amount that does not, together with amounts that would reasonably be expected to be paid with respect to pending indemnification claims, exceed the Cap, the Indemnifying Party may settle such Third-Party Claim only with the consent of the Indemnified Party. The Indemnified Party shall not settle any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party chooses to defend any Third-Party Claim, the Indemnified Party and its Affiliates, and their respective representatives, will cooperate in good faith in the defense or prosecution of such Third-Party Claim.
(d)    If the Indemnifying Party fails or refuses to undertake the defense of such Third-Party Claim within sixty (60) days after receiving a Claim Notice under Section 8.5(a), or if the Indemnifying Party later fails to conduct the defense in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense of such claim with counsel of its own choosing, as well as the right to compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, with the Indemnifying Party responsible for the reasonable valid indemnification claim hereunder and subject to the limitations on indemnification in Section 8.3.
ARTICLE IX. MISCELLANEOUS
Section 9.1    Notices. All notices hereunder will be in writing and in the English language and will be deemed to have been received (i) upon receipt of a registered letter, (ii) the next Business Day following proper deposit with an internationally recognized express overnight delivery service or (iii) upon receipt of an electronic transmission, upon confirmation of such receipt in writing (which may be via email) by the recipient thereof. Notices will be addressed as follows:
(a)    If to Buyer, to:
HostPapa, Inc.
5063 North Service Road, Suite 102
Burlington, ON L7L 5H6
Attn: President & CEO
Email: jamie@hostpapa.com
with a copy (which shall not constitute notice) to:
Woolford Venture Law
4100 Ennisclare Drive, Milton, ON N0B 2K0
Attn: David Woolford
Email: dave@woolford.law
(b)    If to Seller, to:
c/o Deluxe Corporation
801 S. Marquette Ave,
Minneapolis, MN 55402
Attn: General Counsel
Email: jeff.cotter@deluxe.com
with a copy (which shall not constitute notice) to:
Troutman Pepper Hamilton Sanders LLP
875 Third Avenue New York, New York 10022
Attn: Steven Khadavi, Esq.
Email: steven.khadavi@troutman.com
or to such other address or addresses as the Parties may from time to time designate in writing.

Section 9.2    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 9.2 shall be void.
Section 9.3    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
Section 9.4    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
Section 9.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., pdf), with the same legal force and effect as delivery of an originally signed agreement.
Section 9.6    Entire Agreement. This Agreement (together with the schedules and exhibits to this Agreement), the Confidentiality Agreement, the Ancillary Agreements and the Local Purchase Agreements constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions.
Section 9.7    Bulk Sales Waiver. Buyer (on behalf of itself and its Affiliates) acknowledges that the Seller Entities have not taken, and do not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or similar) of any jurisdiction. Buyer (on behalf of itself and its Affiliates) waives compliance by the Seller Entities with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar law) of any jurisdiction in connection with the Transactions.
Section 9.8    Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or outside the ordinary course of business. Each disclosure in the Disclosure Schedules shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross-reference. The Parties may amend any one or more of the Disclosure Schedules or Exhibits hereto upon notice to and agreement of the other Party.
Section 9.9    Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing executed by each Party, which agreement makes reference to this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.
Section 9.10    Publicity. All press releases or other public communications of any nature whatsoever relating to the Transactions, and the method of the release for publication thereof, shall be subject to the prior consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such

Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock exchange after such consultation with the other Party as is reasonable under the circumstances.
Section 9.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
Section 9.12    Governing Law; Jurisdiction.
(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the Province of Ontario, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any local, provincial, state or federal court (as applicable) in Toronto, Ontario and each of the Parties hereto irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside Canada or the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a local, provincial, state or federal court in Toronto, Ontario or Wilmington, Delaware with respect to any matter under this Agreement shall be binding.
(c)    To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.12(b).
(d)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13    Specific Performance.
(a)    The Parties acknowledge that, in view of the uniqueness of the Transferred Assets, the Purchased Equity Interests, the Straight Trade Credits and the Transactions, each of Seller and Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, subject to Section 9.13(b), the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable). Each of Seller and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)    Notwithstanding the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Seller shall be entitled to specific performance to specifically enforce Buyer’s obligations to pay the Closing Purchase Price to effect the Closing in accordance with Section 2.3, only if, (A) all conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (C) the Debt Financing has been funded or will be funded at the Closing and (D) Seller has confirmed in writing that if specific performance is granted and the Debt Financing is funded, then the Closing will occur.
Section 9.14    No Reliance. In entering into this Agreement and acquiring the Transferred Assets, the Purchased Equity Interests and the Straight Trade Credits from Seller, Buyer expressly acknowledges and agrees that it is not relying on and specifically disclaims reliance on any statement, representation or warranty made by or on behalf of Seller, any of its Affiliates or any other Person, including those which may be contained in any presentation or similar materials containing information regarding the Business, the Purchased Companies, the Straight Trade Credits, or any of the Transferred Assets or in any materials provided to Buyer or any other Person during the course of its due diligence investigation of the Business, the Purchased Companies, the Straight Trade Credits, and the Transferred Assets, other than those representations and warranties made solely by Seller expressly set forth in ARTICLE III. Except for the representations and warranties expressly set forth in ARTICLE III, the Seller Entities are selling the Transferred Assets, the Purchased Equity Interests and the Straight Trade Credits to Buyer “as is” and “where is” and with all faults, and make no warranty, express or implied, as to any matter whatsoever relating to the Business, the Purchased Companies, the Transferred Assets, the Straight Trade Credits, or any other matter relating to the Transactions including as to (w) merchantability or fitness for any particular use or purpose, (x) the operation of the Business, the Purchased Companies or the Transferred Assets after the Closing in any manner, (y) the value of the Straight Trade Credits, or (z) the probable success or profitability of the Business, the Purchased Companies or the Transferred Assets after the Closing.
[Signature Page Follows]

This Agreement has been duly executed and delivered by each Party as of the date first above written.
SELLER:
DELUXE SMALL BUSINESS SALES, INC.
By:    /s/ Chip Zint
Name:    Chip Zint
Title:    President

BUYER:
HOSTPAPA, INC.
By:    /s/ Jamie Opalchuk
Name:    Jamie Opalchuk
Title:    President & CEO

[Signature Page to Stock and Asset Purchase Agreement]